EXHIBIT 10.1

EQUITY PURCHASE AGREEMENT

by and among

SONOCO PLASTICS, INC.,

SONOCO HOLDINGS, INC.,

ESCO TECHNOLOGIES HOLDING LLC,

ESCO UK HOLDING COMPANY I LTD.,

THERMOFORM ENGINEERED QUALITY LLC,

and

PLASTIQUE HOLDINGS LTD.

Dated: November 15, 2019

4.23	Agreements with Company Related Person	41
4.24	Disclaimer	41

Article V Representations and Warranties of Buyer		41
5.1	Organization and Power	41
5.2	Authorization and Enforceability	42
5.3	No Violation	42
5.4	Governmental Authorizations and Consents	42
5.5	Litigation	42
5.6	Financing; Solvency	43
5.7	Investment Purpose	43
5.8	No Brokers	43
5.9	No Inducement or Reliance; Independent Assessment	44

Article VI Covenants		44
6.1	Conduct of Companies	44
6.2	Access Prior to the Closing	46
6.3	Efforts	47
6.4	Regulatory Filings	48
6.5	Employee Matters	49
6.6	Preservation of Books and Records	49
6.7	Non-Competition; Non-Solicitation	50
6.8	Public Announcements	51
6.9	Certain Tax Matters	51
6.10	Exclusivity	53
6.11	Polish Financial Statement Filings.	53

Article VII Conditions to Closing		54
7.1	Conditions to All Parties’ Obligations	54
7.2	Conditions to Sellers’ Obligations	54
7.3	Conditions to Buyer’s Obligations	55

Article VIII Survival; Exclusive Remedies		56
8.1	No Survival	56
8.2	Exclusive Remedy; Materiality Qualifiers	56

Article IX Termination		57
9.1	Termination Prior to Closing	57
9.2	Effect of Termination	57

Article X Miscellaneous		58
10.1	Transfer Taxes	58
10.2	Expenses	58
10.3	Notices	58
10.4	Governing Law	60
10.5	Entire Agreement	60
10.6	Severability	60

10.7	Amendment	60
10.8	Effect of Waiver or Consent	60
10.9	Parties in Interest; Limitation on Rights of Others	61
10.10	Assignability	61
10.11	Disclosure Schedules	61
10.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial	62
10.13	No Other Duties	62
10.14	Reliance on Counsel and Other Advisors	62
10.15	Specific Performance	62
10.16	Release	63
10.17	Counterparts	63
10.18	Further Assurance	63
10.19	Legal Representation	63

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (the “Agreement”), dated as of November 15, 2019, is made by and among Thermoform Engineered Quality LLC, a Delaware limited liability company (“Thermoform”), Plastique Holdings Ltd., a private limited company incorporated in England and Wales (“Plastique” and together with Thermoform, the “Companies,” and each, a “Company”), ESCO Technologies Holding LLC, a Delaware limited liability company (“ETH”), ESCO UK Holding Company I Ltd., a private limited company incorporated in England and Wales (“EHC” and together with ETH, the “Sellers,” and each, a “Seller”), Sonoco Plastics, Inc., a Delaware corporation (“US Buyer”), and Sonoco Holdings, Inc., a Delaware corporation (“UK Buyer” and, together with US Buyer, “Buyer”). Each of Buyer, the Sellers, and the Companies are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, (a) ETH owns one hundred percent (100%) of the issued and outstanding limited liability company interests of Thermoform (the “Thermoform LLC Interests”), with the quantity of Thermoform LLC Interests owned by ETH set forth next to ETH’s name on Exhibit A hereto; and (b) EHC owns one hundred percent (100%) of the issued and outstanding ordinary shares of Plastique (the “Plastique Shares” and together with the Thermoform LLC Interests, the “Company Equity Interests”), with the quantity of Plastique Shares owned by EHC set forth next to EHC’s name on Exhibit A hereto;

WHEREAS, Buyer desires to purchase the Company Equity Interests from the Sellers on the following terms and conditions; and

WHEREAS, the Sellers desire to sell the Company Equity Interests to Buyer on the following terms and conditions.

NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
Definitions and Rules of Construction

1.1              Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Firm” has the meaning set forth in Section 2.4(c).

“Accounting Principles” means in accordance with GAAP using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, elections, inclusions, exclusions and valuation methodologies) used and applied by the Companies in the preparation of the 2019 Annual Financial Statements; provided, that if such accounting principles, practices, procedures, policies and methods used and applied by the Companies in the preparation of the 2019 Annual Financial Statements and GAAP are inconsistent, the Accounting Principles means GAAP except as specifically set forth on Section 1.1A of the Company Disclosure Schedule; provided, further, that the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, (iii) no new categories, classifications or types of prepaids or inventory will be included in Current Assets which were not classified as prepaids or inventory in the 2019 Annual Financial Statements, and (iv) where an accrual, provision, reserve or liability was made or included in the Interim Financial Statements in relation to any matter or series of related matters, no decrease to such amount shall be made in the calculation of any amount in the Current Liabilities unless and to the extent that since the Balance Sheet Date, the specific obligation was paid, the service was performed, or a corresponding asset was written off, in each case except where the Accounting Principles follow the defined terms contained in this Agreement.

“Accrued Taxes” means for any Pre-Closing Period and the portion of any Straddle Period up to and including the Closing Date, calculated in accordance with Section 6.9(b), the Taxes of the Companies and Company Subsidiaries, which may be positive or negative, with respect to any Tax Return prepared pursuant to Section 6.9 that relates solely to the Companies or the Company Subsidiaries, regardless of whether such Taxes are due and payable as of the Closing Date, taking into account any overpayments, estimated payments, offsets, or reductions in such Tax attributable to Tax payments made by a Company or Company Subsidiary prior to the Closing Date. For the avoidance of doubt, any tax benefit that may be realized after the Closing Date attributable to a net operating loss or other tax attribute shall not be taken into account in determining Accrued Taxes.

“Affiliate” means (a) as to any Person that is not a natural Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) as to any Person that is a natural Person, any such Person’s spouse, parents, children and siblings, whether by blood, adoption or marriage, residing in such Person’s home or any trust or similar entity for the benefit of any of the foregoing Persons. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Except as otherwise provided herein, each of the Companies and each of the Company Subsidiaries shall be deemed for purposes of this Agreement to be an Affiliate of Buyer from and after the Closing.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) of which a Company or a Company Subsidiary is or has been a member.

“Agreement” means this Equity Purchase Agreement, as it may be amended from time to time.

“Ancillary Documents” means the documents, agreements, statements or certificates being executed and delivered in connection with this Agreement and the transactions contemplated hereby.

“Annual Financial Statements” has the meaning set forth in Section 4.6.

“Antitrust Filings” has the meaning set forth in Section 6.4(a).

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any other applicable federal, state or foreign Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“BCLP” has the meaning set forth in Section 10.19(a).

“Books and Records” has the meaning set forth in Section 6.6(a).

“Burdensome Condition” means any condition or requirement (including any Order) by any Governmental Authority requiring the Companies, the Company Subsidiaries, Buyer or any of their respective Affiliates to (i) pay any material additional amount (other than filing fees required by applicable Law), provide any material consideration, divest, license, lease, sell (or proffer to sell), transfer, dispose of or hold separate (including through the establishment of a trust or otherwise) or otherwise encumber any material asset, license, operation, right, product line, business, security, instrument or interest of the Companies, the Company Subsidiaries, Buyer, or any of their respective Affiliates, or (ii) agree to (or proffer to agree to) any material obligation, liability or change, or impose any material limitation or restriction on the Companies, the Company Subsidiaries, Buyer or any of their Affiliates to conduct their businesses or own their assets or to acquire, hold or exercise full rights of ownership of the businesses of the Companies, the Company Subsidiaries, Buyer or any of their respective Affiliates that, in the aggregate, would reasonably be expected to be material and adverse to the Companies, the Company Subsidiaries, Buyer, and their respective Affiliates, taken as a whole.

“Business” means the business of the Companies and the Company Subsidiaries of manufacturing thermoformed medical devices, thermoformed packaging for healthcare, food or consumer applications and thermoformed natural fiber packaging.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in St. Louis, Missouri. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Benefit Plan” has the meaning set forth in Section 6.5(b).

“Buyer Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact that (a) has had or is reasonably expected to have a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions or timely fulfill its obligations hereunder or (b) would be reasonably likely to delay in any material respect the consummation of the Contemplated Transactions.

“Calculation Time” means 11:59 P.M. St. Louis, Missouri time on the Closing Date; provided, that the calculation of the Purchase Price shall exclude any act, decision, or event made by Buyer (or at Buyer’s direction) which occurs on or after the Closing, including any payments or cash contributions from Buyer or any of its Affiliates.

“Cash” means the aggregate amount of cash, cash equivalents, security deposits and marketable securities of the Companies, less any restricted cash and outstanding checks (including checks in transit), in each case, determined in accordance with the Accounting Principles.

“Cash Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Chosen Courts” has the meaning set forth in Section 10.12.

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Cash” means the aggregate amount of Cash as of the Calculation Time.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Statement” has the meaning set forth in Section 2.2(b).

“Closing Funded Indebtedness” means the aggregate Indebtedness of the Companies (including principal, interest, prepayment penalties or fees, premiums, breakage amounts or other amounts payable in connection with prepayment) that remains unpaid as of the Closing, which would be required to be repaid in full in order to terminate all obligations under any Indebtedness of the Companies outstanding as of the Closing.

“Closing Net Working Capital” means (a) the sum of the total Current Assets of the Companies as of the Calculation Time minus (b) the sum of the total Current Liabilities of the Companies as of the Calculation Time, each as calculated in accordance with the Accounting Principles and the example calculation set forth in Section 1.1B of the Company Disclosure Schedule, and utilizing only those line items and accounts set forth in Section 1.1B of the Company Disclosure Schedule.

“Closing Payment” has the meaning set forth in Section 2.2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software” means Software that is generally commercially available.

“Company” and “Companies” have the meanings set forth in the Preamble.

“Company Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Sellers to Buyer in connection with the execution and delivery of this Agreement.

“Company Employee” has the meaning set forth in Section 6.5(a).

“Company Employment Contract” has the meaning set forth in Section 4.17(a).

“Company Equity Interests” has the meaning set forth in the recitals.

“Company Information Systems” has the meaning set forth in Section 4.11(f).

“Company Intellectual Property” means all Intellectual Property owned by the Companies and the Company Subsidiaries.

“Company IP Agreements” means all Contracts to which a Company or Company Subsidiary is a party relating to: (a) the license or sublicense of Intellectual Property, other than (i) licenses of Commercial Software licensed in the ordinary course of business to a Company or Company Subsidiary pursuant to standard licensing terms which have not been modified or customized by a third party for a Company or Company Subsidiary that require annual payments of $200,000 or less, (ii) non-exclusive licenses of Intellectual Property granted to or by a Company or Company Subsidiary that are incidental to the sale or purchase of products or services in the ordinary course of business, and (iii) non-exclusive licenses granted to or by a Company’s or Company Subsidiary’s contractors, vendors or other service providers in connection with the provision or receipt of services or (b) the creation or development or transfer to a Company or Company Subsidiary of Company Intellectual Property other than as contained in agreements with its employees or consultants for the assignment of Intellectual Property rights to a Company or Company Subsidiary.

“Company Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence, or state of fact that has had or is reasonably expected to have a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Companies or the Company Subsidiaries, taken as a whole, or (b) the ability of the Sellers to perform their obligations under this Agreement or to consummate the Contemplated Transactions; provided, that none of the following events, changes, developments, effects, conditions, circumstances, matters, occurrences or states of facts, whether alone or in combination, shall be taken into account in determining whether there has been or may be a Company Material Adverse Effect: any adverse event, change, development, effect, condition, circumstance, matter, occurrence or state of facts attributable to (i) any general, regional, global or national economic, monetary or financial condition, including changes or developments in prevailing interest rates, credit markets, securities markets, general economic or business conditions or currency exchange rates, or political or regulatory conditions, (ii) any act of God (including hurricanes, earthquakes, floods or other natural or man-made disasters), war, armed hostilities, military or police actions or terrorism, or any escalation or worsening thereof, (iii) general operating, business, regulatory or other conditions in the industry in which the Companies or the Company Subsidiaries operate, (iv) any change in Law or GAAP or the interpretation or enforcement thereof, (v) the negotiation, execution, delivery, performance or announcement of this Agreement or the Contemplated Transactions (including the failure to obtain any consent or waiver, or deliver any notice, under any Contract listed on Section 4.4 of the Company Disclosure Schedule), or the identity of Buyer or announcement thereof, or (vi) any failure of a Company or Company Subsidiary to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being understood that the facts and circumstances giving rise or contributing to any such failure may, unless otherwise excluded by another clause in this definition of “Company Material Adverse Effect,” be taken into account in determining whether a “Company Material Adverse Effect” has occurred or could reasonably be expected to occur), so long as in the case of clauses (i), (ii), (iii) and (iv), such events, changes, developments, effects, conditions, circumstances, matters, occurrences or state of facts do not materially and adversely affect the Companies or the Company Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industry in which the Companies and the Company Subsidiaries, taken as a whole, operate.

“Company Parties” has the meaning set forth in Section 5.9(a).

“Company Related Person” has the meaning set forth in Section 4.23.

“Company Subsidiaries” has the meaning set forth in Section 4.3(b).

“Competing Transaction” means any proposal or offer concerning any (i) merger, consolidation, business combination or similar transaction involving any of the Companies or Company Subsidiaries, (ii) liquidation, dissolution or recapitalization or similar transaction involving any of the Companies or Company Subsidiaries, (iii) sale, lease or other disposition directly (or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise) of assets of the Companies or Company Subsidiaries representing fifty percent (50%) or more of the consolidated assets of the Companies and Company Subsidiaries, (iv) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifty percent (50%) or more of the voting power of the Companies or Company Subsidiaries, (v) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of fifty percent (50%) or more of the outstanding voting equity interests of the Companies or Company Subsidiaries, or (vi) any combination of the foregoing (other than the Contemplated Transactions).

“Confidentiality Agreement” means the Confidentiality Agreement by and between Sonoco Products Company and the Companies, dated August 28, 2019.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Contract” means any legally binding agreement, license, contract, arrangement, understanding, obligation or commitment to which a party is bound, in each case other than invoices and purchase orders that have been fully performed prior to the date hereof.

“Current Assets” means the current assets of the Companies (on a consolidated basis), determined in accordance with GAAP and the Accounting Principles, and utilizing only those line items and accounts set forth in Section 1.1B of the Company Disclosure Schedule.

“Current Liabilities” means the current liabilities of the Companies (on a consolidated basis), determined in accordance with GAAP and the Accounting Principles, and utilizing only those line items and accounts set forth in Section 1.1B of the Company Disclosure Schedule.

“Debt Payoff Letters” has the meaning set forth in Section 2.3(b)(iii).

“Deficiency Collar Amount” means $1,000,000.00.

“Disposition Engagement” has the meaning set forth in Section 10.19(a).

“EHC” has the meaning set forth in the Preamble.

“Employee Capital Plan” means the employee capital plan to be implemented in Plastique sp. z o.o. on the basis of the Polish Act of October 4, 2018 on the Employee Capital Plans (published in Journal of Laws of 2018, Item 2215).

“Employees” has the meaning set forth in Section 4.16(a).

“Environmental Laws” means all applicable federal, state or local Laws relating to pollution, protection of the environment, or the use, generation, transport, treatment, storage, or disposal of any Hazardous Substance.

“Environmental Permits” has the meaning set forth in Section 4.14(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder and any corresponding provisions of subsequent superseding federal Laws relating to retirement matters, as from time to time in effect.

“Estimated Closing Cash” has the meaning set forth in Section 2.2(b).

“Estimated Closing Funded Indebtedness” has the meaning set forth in Section 2.2(b).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.2(b).

“Estimated Net Working Capital Deficiency” means the amount, expressed as a negative number, by which the Estimated Closing Net Working Capital is less than the amount comprised of (i) the Net Working Capital Target, less (ii) the Deficiency Collar Amount; provided that if the difference between the Estimated Closing Net Working Capital and the Net Working Capital Target is less than or equal to the Deficiency Collar Amount, the Estimated Net Working Capital Deficiency shall be deemed to be $0. By way of illustration, if the Estimated Closing Net Working Capital is $13,180,000.00, the Estimated Net Working Capital Deficiency is negative $20,000.00.

“Estimated Net Working Capital Surplus” means the amount by which the Estimated Closing Net Working Capital is greater than the sum of (i) the Net Working Capital Target, plus (ii) the Surplus Collar Amount; provided that if the difference between the Estimated Closing Net Working Capital and the Net Working Capital Target is less than or equal to the Surplus Collar Amount, the Estimated Net Working Capital Surplus shall be deemed to be $0. By way of illustration, if the Estimated Closing Net Working Capital is $17,470,000.00, the Estimated Net Working Capital Surplus is $1,270,000.00.

“Estimated Transaction Expenses” has the meaning set forth in Section 2.2(b).

“ETH” has the meaning set forth in the Preamble.

“Final Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Final Closing Cash” has the meaning set forth in Section 2.4(c).

“Final Closing Funded Indebtedness” has the meaning set forth in Section 2.4(c).

“Final Closing Net Working Capital” has the meaning set forth in Section 2.4(c).

“Final Net Working Capital Deficiency” has the meaning set forth in Section 2.4(c).

“Final Net Working Capital Surplus” has the meaning set forth in Section 2.4(c).

“Final Purchase Price Adjustment Statement” has the meaning set forth in Section 2.4(c).

“Final Transaction Expenses” has the meaning set forth in Section 2.4(c).

“Financial Statements” has the meaning set forth in Section 4.6.

“Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties set forth in this Agreement with intent to deceive another Person and requires (a) a false representation of material fact; (b) with knowledge or belief that such representation is false; (c) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (e) causing such party to suffer damage by reason of such reliance.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time. With respect to the computations pursuant to Section 2.4, GAAP shall be as in effect as of the Calculation Time.

“Governmental Authority” means any nation or government, any supranational, foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any supranational, foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative functions of or pertaining to government, including any court.

“Governmental Consents” has the meaning set forth in Section 4.5.

“Hazardous Substances” means any pollutant, contaminant, or waste defined or regulated as hazardous or toxic under any Environmental Law, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” has the meaning set forth in Section 6.4(a).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, as in effect from time to time.

“Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts) and, for the avoidance of doubt, including UK corporation tax.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means an amount, which may be positive or negative, reflecting all indebtedness, principal, interest, premiums, penalties or other obligations of the Companies and the Company Subsidiaries (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar debt securities, (c) under any interest rate or currency protection agreement or similar hedging agreement of either Company or any Company Subsidiary, (d) in respect of drawn letters of credit and bankers’ acceptances issued for the account of either Company or any Company Subsidiary, (e) secured by a Lien (other than a Permitted Lien), excluding obligations to suppliers of either Company or any Company Subsidiary for the purchase of inventory or other materials to the extent included as a current liability in the calculation of the Closing Net Working Capital, (f) for any lease obligations that are required to be classified and accounted for in accordance with GAAP as finance (not operating) leases, (g) for the deferred purchase price of property, assets, securities or services (excluding all recoverable VAT and including all deferred purchase price liabilities, whether contingent or otherwise, including “earn-outs” and similar payment obligations arising out of past acquisitions, calculated at the maximum amount payable thereunder), (h) for guarantees provided by either Company or any Company Subsidiary in respect of Indebtedness of the type referred to in clauses (a) through (g) above, except for guarantees provided by either Company or any Company Subsidiary guaranteeing the obligations of any other Company or Company Subsidiary, and (i) the Accrued Taxes, other than to the extent included in Current Assets or Current Liabilities and reflected in the calculation of Closing Net Working Capital, in each case of (a) through (i), other than to the extent reflected in the calculation of Closing Net Working Capital; provided, that Indebtedness shall not include (i) accounts payable, accrued expenses and other amounts to the extent included as a current liability in the calculation of the Closing Net Working Capital, (ii) the endorsement of negotiable instruments for collection in the ordinary course of business, (iii) obligations under letters of credit or similar instruments to the extent undrawn, (iv) any remaining obligations set forth on Section 1.1C of the Company Disclosure Schedule, and (v) obligations under operating leases.

“Indebtedness Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Initial Purchase Price Amount” means One Hundred Eighty-Seven Million U.S. Dollars ($187,000,000.00).

“Intellectual Property” means all United States and non-United States: (a) patents and pending patent applications, (b) copyrights, including copyrights in Software, (c) trademarks, service marks, trade dress, trade names, domain names, and other indicia of origin, and the goodwill of the business connected with the use of and symbolized by the foregoing, (d) trade secrets, inventions, designs, know-how, manufacturing and production processes and techniques, and other proprietary and confidential information, (e) other intellectual property, (f) all registrations and applications for registration of any of the foregoing; including any of the foregoing intellectual property rights throughout the world, and (g) rights to and claims for damages, restitution and injunctive and other legal and equitable relief for past, present and future infringement, interference, dilution, misappropriation, or other violation, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages, and royalties, fees, income, payments and other proceeds, and claims and causes of action with respect to any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 4.6.

“IRS” means the Internal Revenue Service.

“Knowledge of the Companies” means the actual knowledge of any of the following personnel of the Companies within the scope of their employment responsibilities and following reasonable inquiry and investigation: Randy Loga, Paul Sepe, Todd McDonald and Trevor Drew.

“Knowledge of Buyer” means the actual knowledge of any of the following personnel of Buyer within the scope of their employment responsibilities and following reasonable inquiry and investigation: Robert Dillard and John Florence.

“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(b).

“Lien” means any lien, security interest, pledge, mortgage, hypothecation, deed of trust, option, right of first refusal or offer, easement, restriction or other similar encumbrance.

“Litigation” has the meaning set forth in Section 4.15.

“Material Contracts” has the meaning set forth in Section 4.12(a).

“Material Customers” has the meaning set forth in Section 4.20(a).

“Material Suppliers” has the meaning set forth in Section 4.20(b).

“Net Working Capital Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Net Working Capital Deficiency” means the amount, expressed as a negative number, by which the Final Closing Net Working Capital is less than the amount comprised of (i) the Net Working Capital Target, less (ii) the Deficiency Collar Amount; provided that if the difference between the Final Closing Net Working Capital and the Net Working Capital Target is less than or equal to the Deficiency Collar Amount, the Net Working Capital Deficiency shall be deemed to be $0. By way of illustration, if the Final Closing Net Working Capital is $12,280,000.00, the Net Working Capital Deficiency is negative $920,000.00.

“Net Working Capital Surplus” means the amount by which the Final Closing Net Working Capital is greater than the sum (i) the Net Working Capital Target, plus (ii) the Surplus Collar Amount; provided that if the difference between the Final Closing Net Working Capital and the Net Working Capital Target is less than or equal to the Surplus Collar Amount, the Net Working Capital Surplus shall be deemed to be $0. By way of illustration, if the Final Closing Net Working Capital is $17,420,000.00, the Net Working Capital Surplus is $1,220,000.00.

“Net Working Capital Target” means $14,200,000.00.

“Objection Dispute” has the meaning set forth in Section 2.4(b).

“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate of formation or incorporation or articles of incorporation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all bylaws, memoranda of association, regulations, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Real Property” has the meaning set forth in Section 4.9(a).

“Party” or “Parties” have the meanings set forth in the Preamble.

“Permits” has the meaning set forth in Section 4.13(b).

“Permitted Lien” means any (a) Lien in respect of Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings, (b) statutory mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not due and payable, (c) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of fact or record, such state of facts of which an accurate survey or inspection of the property would reveal, and the provisions of any Law (including but not limited to zoning, entitlement, building and or other land use regulations), to the extent the foregoing do not materially interfere with the present use or occupancy of the applicable real property or impose a material obligation on the owner or lessee of such real property, (d) non-exclusive licenses or grants to customers, service providers or vendors to use any Company Intellectual Property in the ordinary course of business consistent with past practice, and (e) Lien listed in Section 2.3(b)(iv) of the Company Disclosure Schedule.

“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, private limited company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Plan” or “Plans” have the meanings set forth in Section 4.17(a).

“Plastique” has the meaning set forth in the Preamble.

“Plastique Financial Statements” has the meaning set forth in Section 4.6(b).

“Plastique Purchase Price” has the meaning set forth in Section 6.9(e).

“Plastique Shares” has the meaning set forth in the recitals.

“Post-Closing Covenants” has the meaning set forth in Section 8.1(a).

“Pre-Closing Period” means any Tax period ending on or prior to the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchase Price Allocation Dispute Notice” has the meaning set forth in Section 6.9(f).

“Purchase Price Interest” means the percentage interest of the Purchase Price payable to each Seller, which Purchase Price Interest, for each Seller, is set forth on Exhibit A.

“Purchase Price Adjustment Statement” has the meaning set forth in Section 2.4(a).

“Real Property Leases” has the meaning set forth in Section 4.9(b).

“Representation and Warranty Insurance Policy” means that certain representation and warranty insurance policy in the last form provided to the Sellers prior to the execution hereof, as it may be amended from time to time (in the case of any amendments that by their terms adversely affect the Sellers, with the consent of the Sellers, not to be unreasonably conditioned, withheld or delayed).

“Representatives” means, with respect to any Person, its officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.

“Restricted Parties” has the meaning set forth in Section 6.7(a).

“Restricted Period” means (a) with respect to conduct occurring in the European Union, the three (3) year period beginning on the Closing Date; and (b) with respect to conduct occurring outside of the European Union, the five (5) year period beginning on the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software and databases, together with, as applicable, object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subrogation Waiver” has the meaning set forth in Section 8.1(c).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surplus Collar Amount” means $2,000,000.00.

“Tax” or “Taxes” means all domestic or foreign federal, state, and local income, profits, franchise, gross receipts, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, escheat, unclaimed property, capital gains, withholding, excise, value added, and occupancy taxes, or other taxes, duties or assessments of any kind imposed by a Tax Authority, together with all interest, penalties, and additions with respect to such amounts.

“Tax Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or other authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Tax Return” means any report, return, estimate, declaration, information return or statement required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Termination Date” has the meaning set forth in Section 9.1(d).

“Thermoform” has the meaning set forth in the Preamble.

“Thermoform LLC Interests” has the meaning set forth in the recitals.

“Thermoform Purchase Price” has the meaning set forth in Section 6.9(e).

“Transaction Expense Adjustment Amount” has the meaning set forth in Section 2.4(c).

“Transaction Expenses” means (a) all fees, costs and expenses incurred by the Companies in connection with the Contemplated Transactions as of the Closing, payable to investment bankers, legal counsel, accountants and other advisors (and for the avoidance of doubt excluding any recoverable VAT) and (b) all transaction-related bonuses (but, for the avoidance of doubt, not regular performance bonuses), change of control payments, severance or any other compensation (discretionary or otherwise) payable by any of the Companies upon consummation of the Contemplated Transactions, including the employer’s share of any Taxes attributable to such amounts. Transaction Expenses shall not include (i) any Transaction Expenses paid prior to the Closing, (ii) any liabilities included in Closing Net Working Capital and (iii) any Indebtedness.

“Transaction Tax Deductions” means, to the extent Tax deductible for Income Tax purposes, all compensation attributable to payments by a Company or Company Subsidiary on or prior to the Closing Date, including employee transaction-related bonuses, change of control payments, and severance payments, resulting from or related to the consummation of the Contemplated Transactions that are charged to Sellers as part of the Transaction Expenses.

“Treasury Regulations” means the regulations promulgated under the Code.

“UK Buyer” has the meaning set forth in the Preamble.

“US Buyer” has the meaning set forth in the Preamble.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) above, or imposed elsewhere.

1.2             Rules of Construction.

Unless the context otherwise requires:

(a)                a capitalized term has the meaning assigned to it in this Agreement;

(b)               an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)                references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d)               references to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits of this Agreement, unless otherwise specified;

(e)                the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(f)                 this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g)                all monetary figures shall be in U.S. dollars unless otherwise specified;

(h)               to the extent any currencies require conversion, the exchange rate used shall be as published on the OANDA website, at https://www.oanda.com, for the applicable date, and if no date is expressly provided then on the Balance Sheet Date;

(i)                 references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;

(j)                 the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if;”

(k)                the word “or” is not exclusive and the words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation; and

(l)                 whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was delivered to Buyer or its Representatives prior to, or made available for viewing by Buyer or its Representatives in the “Project Titan” electronic data room hosted by Firmex, as that site existed as of 5:00 P.M. St. Louis, Missouri time on the date that is two (2) Business Days prior to the date of this Agreement.

Article II
Purchase and Sale of Company Equity Interests

2.1             Transfer of Company Equity Interests. Upon the terms and subject to the conditions of this Agreement, on the Closing Date and at the Closing, (a) ETH shall sell, assign, transfer, and convey to US Buyer, and US Buyer shall purchase, acquire, and accept from ETH, all right, title, and interest in and to the Thermoform LLC Interests and (b) EHC shall sell, assign, transfer and convey to UK Buyer, and UK Buyer shall purchase, acquire and accept from EHC, all right, title and interest in and to the Plastique Shares, in each case free and clear of all Liens, other than Liens pursuant to applicable securities Laws.

2.2             Consideration; Closing Payment.

(a)               Subject to the terms and conditions of this Agreement, the consideration that Buyer shall pay to the Sellers for the Company Equity Interests and other rights of Buyer hereunder shall be an amount equal to (i) the Initial Purchase Price Amount plus (ii) the Final Closing Cash minus (iii) the Final Closing Funded Indebtedness minus (iv) the Final Transaction Expenses plus (v) an amount, if any, equal to the Final Net Working Capital Surplus minus (vi) an amount, if any, equal to the absolute value of the Final Net Working Capital Deficiency (the sum of the amounts set forth in items (i) through (vi), the “Purchase Price”).

(b)              At least three (3) Business Days prior to the Closing Date, the Companies shall deliver or cause to be delivered to Buyer a statement (the “Closing Date Statement”) setting forth in reasonable detail the Companies’ good faith estimate of (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Closing Cash (the “Estimated Closing Cash”), (iii) the Closing Funded Indebtedness (the “Estimated Closing Funded Indebtedness”), (iv) the Transaction Expenses (the “Estimated Transaction Expenses”), and (v) the calculation of the Closing Payment based upon the foregoing.

(c)               Subject to the terms and conditions of this Agreement, the consideration that Buyer shall pay to the Sellers at the Closing for the Company Equity Interests and other rights of Buyer hereunder shall be an amount equal to (i) the Initial Purchase Price Amount plus (ii) the Estimated Closing Cash minus (iii) the Estimated Closing Funded Indebtedness minus (iv) the Estimated Transaction Expenses plus (v) an amount, if any, equal to the Estimated Net Working Capital Surplus minus (vi) an amount, if any, equal to the absolute value of the Estimated Net Working Capital Deficiency (the sum of the amounts set forth in items (i) through (vi), the “Closing Payment”).

2.3            Closing.

(a)               Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bryan Cave Leighton Paisner LLP, One Metropolitan Square, 211 N. Broadway, Suite 3600, St. Louis, Missouri 63102 at 9:00 A.M. U.S. Central time on the date that is three (3) Business Days after the day on which the last of the conditions to the obligations of the Parties set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in accordance with this Agreement, or at such other date and place as the Parties shall otherwise mutually agree. The Parties intend that the pre-Closing and Closing shall be effected, to the extent practicable, by conference call, the electronic delivery of documents and the prior physical exchange of certificates and certain other documents and instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or their outside counsel) of their release at Closing.

(b)               At the Closing, the Sellers shall deliver or cause to be delivered to Buyer:

(i)              an assignment of the Thermoform LLC Interests, free and clear of all Liens (other than Liens pursuant to applicable securities Laws), duly executed by ETH, in form and substance reasonably satisfactory to Buyer;

(ii)             in relation to the Plastique Shares, (A) share certificates in the name of the registered holder or an indemnity in a form satisfactory to Buyer for any lost certificates; (B) a duly executed and completed stock transfer form in favor of UK Buyer (including, if applicable, recordation or notarization with Governmental Authorities) as is customary under the Laws governing the corporate aspects of Plastique to vest in UK Buyer good title to the Plastique Shares, free and clear of all Liens (other than Liens pursuant to applicable securities Laws); and (C) resolutions of the directors of Plastique approving such transfer;

(iii)            customary payoff letters from all holders of Indebtedness which Indebtedness is to be paid off at Closing (the “Debt Payoff Letters”);

(iv)            UCC-3 termination statements (or any other applicable termination statements) executed by each Person holding a security interest in any assets of the Companies as of the Closing Date terminating all such security interests, except those listed in Section 2.3(b)(iv) of the Company Disclosure Schedule, prior to, or simultaneously with, the Closing;

(v)             a properly completed and executed IRS Form W-9 or IRS Form W-8 (as applicable), from each Seller;

(vi)            certified copies of the resolutions of each Seller’s and each Company’s board of managers or directors (or other governing body) authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Contemplated Transactions;

(vii)            a good standing certificate (or its equivalent, if any is generally available in such jurisdiction; however, in Poland no such certificate is available and therefor none shall be delivered) for each Company and each Company Subsidiary from its jurisdiction of organization and from each jurisdiction in which it is qualified to do business as a foreign entity, in each case dated as of within ten (10) days prior to the Closing Date;

(viii)          resignations from each of the directors, managers and officers of the Companies and Company Subsidiaries, in form and substance reasonably satisfactory to Buyer, duly executed by each such director and officer; and

(ix)             the certificate required to be delivered by Section 7.3(c).

(c)               At the Closing, Buyer shall deliver or cause to be delivered:

(i)              to each of the Sellers, by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on Section 2.3(c) of the Company Disclosure Schedule, an amount equal to such Seller’s Purchase Price Interest of the Closing Payment;

(ii)             to each payee of Transaction Expenses identified on the Closing Date Statement, by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on the Closing Date Statement, the amount of Estimated Transaction Expenses designated as due and payable to such payee;

(iii)            to each lender identified on a Debt Payoff Letter, the amount of Estimated Closing Funded Indebtedness that is reflected in such Debt Payoff Letter;

(iv)           to the Sellers, evidence satisfactory to the Sellers that an instruction to bind coverage under the Representation and Warranty Insurance Policy has been provided to Buyer’s insurance broker for release to the applicable insurer(s) immediately following the Closing;

(v)             to the Sellers, evidence satisfactory to the Sellers of the replacement of that certain Letter of Credit by JP Morgan Chase Bank N.A. for Plastique Ltd. covering the payment of duties, taxes, levies, charges, amounts, and deposits, not to exceed £40,000.00; and

(vi)            to the Sellers, the certificate required to be delivered by Section 7.2(c).

2.4            Adjustments to Purchase Price.

(a)               As promptly as possible, but in any event within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Sellers (i) a consolidated balance sheet of the Companies as of the Calculation Time and (ii) a written statement (the “Purchase Price Adjustment Statement”) setting forth Buyer’s good faith calculation of the Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, and the Transaction Expenses and the resulting Purchase Price (assuming the amounts set forth in the Purchase Price Adjustment Statement were final) together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Purchase Price Adjustment Statement, all of which shall be prepared and determined in accordance with this Agreement (including, to the extent applicable, the calculations set forth on Section 1.1B of the Company Disclosure Schedule). The parties agree that the purpose of preparing the balance sheet and determining the Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, the Transaction Expenses, and the related adjustments contemplated by this Section 2.4(a) is to measure the amount of the Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, and the Transaction Expenses, and such processes are not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the balance sheet or determining the Closing Net Working Capital, the Closing Cash, the Closing Funded Indebtedness, and the Transaction Expenses that are inconsistent with the Accounting Principles. Following the delivery of the Purchase Price Adjustment Statement, Buyer shall provide the Sellers and their Representatives with reasonable access to the Books and Records and all relevant personnel and properties of the Companies, all to the extent reasonably necessary to verify the accuracy of such amounts.

(b)               If the Sellers disagree with the calculation of any of the items set forth in the Purchase Price Adjustment Statement, the Sellers shall notify Buyer in writing of such disagreement (an “Objection Dispute”) within forty-five (45) days after receipt of the Purchase Price Adjustment Statement by the Sellers. Any Objection Dispute shall specify in reasonable detail the nature of any disagreement so asserted. If the Sellers fail to deliver written notice of an Objection Dispute to Buyer within forty-five (45) days, or such longer period if extended, after delivery of the Purchase Price Adjustment Statement to the Sellers, the Purchase Price Adjustment Statement shall be deemed final and binding on the Parties for purposes of this Agreement, including the calculation of the Purchase Price. For the avoidance of doubt, an Objection Dispute may be submitted by the Sellers on the basis that the Buyer has not provided any materials reasonably requested by the Sellers prior to the expiration of such forty-five (45) day period.

(c)               If the Sellers deliver a notice of an Objection Dispute pursuant to Section 2.4(b), Buyer and the Sellers shall negotiate in good faith to resolve any Objection Dispute and any resolution agreed to in writing by Buyer and the Sellers shall be final and binding upon the parties and the Purchase Price Adjustment Statement shall be adjusted in accordance with such resolution. If Buyer and the Sellers are unable to resolve all Objection Disputes within twenty (20) days of delivery of written notice of such Objection Disputes by the Sellers to Buyer, then the disputed matters shall, at the request of either the Sellers or Buyer, be referred for final determination to Alvarez & Marsal (the “Accounting Firm”) within fifteen (15) days thereafter. If such firm is unable to serve, Buyer and the Sellers shall jointly select a neutral Accounting Firm from an accounting firm of national standing. If Buyer and the Sellers are unable to agree upon an Accounting Firm within such time period, then the Accounting Firm shall be a neutral accounting firm of international standing designated by the American Arbitration Association. The Accounting Firm shall only consider those items and amounts set forth on the Purchase Price Adjustment Statement as to which Buyer and the Sellers have disagreed, within the applicable time periods and on the terms specified in Section 2.4(b) and this Section 2.4(c), and must resolve all unresolved Objection Disputes in accordance with the terms and provisions of this Agreement. The Accounting Firm shall deliver to Buyer and the Sellers, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved Objection Disputes determined in accordance with the terms herein. In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 2.4 and shall not assign a value to any item greater than the greatest value for such item claimed by either Buyer or the Sellers or less than the smallest value for such item claimed by either Buyer or the Sellers. Such report shall be final and binding upon all of the Parties for purposes of this Agreement, and the Purchase Price Adjustment Statement shall be adjusted in accordance with such report. Upon the agreement of Buyer and the Sellers in accordance with the first sentence of this Section 2.4(c) or the decision of the Accounting Firm, or if the Sellers fail to deliver written notice of disagreement to Buyer within the forty-five (45) day period provided in Section 2.4(b), the Purchase Price Adjustment Statement, as adjusted (if applicable) pursuant to the terms of this Agreement, shall be deemed to be the final Purchase Price Adjustment Statement for purposes of this Section 2.4 (the “Final Purchase Price Adjustment Statement”) and shall be deemed to be final and binding on the Parties for purposes of this Agreement. The fees, expenses and costs of the Accounting Firm shall be borne by Buyer and the Sellers, respectively, in the proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Firm by such Party that are unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Sellers.

The Closing Net Working Capital and the Net Working Capital Surplus or Net Working Capital Deficiency based thereon, the Closing Cash, the Closing Funded Indebtedness, and the Transaction Expenses, each as shown on the Final Purchase Price Adjustment Statement, shall be referred to as the “Final Closing Net Working Capital,” the “Final Net Working Capital Surplus,” the “Final Net Working Capital Deficiency,” the “Final Closing Cash,” the “Final Closing Funded Indebtedness,” and the “Final Transaction Expenses,” respectively. For purposes of this Agreement the “Final Adjustment Amount,” which may be positive or negative, means the Indebtedness Adjustment Amount plus the Cash Adjustment Amount plus the Transaction Expense Adjustment Amount plus the Net Working Capital Adjustment Amount. The “Indebtedness Adjustment Amount”, which may be positive or negative, means the Estimated Closing Funded Indebtedness less the Final Closing Funded Indebtedness. The “Cash Adjustment Amount”, which may be positive or negative, means the Final Closing Cash less the Estimated Closing Cash. The “Transaction Expense Adjustment Amount”, which may be positive or negative, means the Estimated Transaction Expenses less the Final Transaction Expenses. The “Net Working Capital Adjustment Amount”, which may be positive or negative, means the Final Net Working Capital Surplus or Final Net Working Capital Deficiency, as the case may be, less the Estimated Net Working Capital Surplus or Estimated Net Working Capital Deficiency, as the case may be.

(d)               If the Final Adjustment Amount is a positive number, the Sellers shall be entitled to receive from Buyer an amount in cash equal to the Final Adjustment Amount. If the Final Adjustment Amount is a negative number, Buyer shall be entitled to receive from the Sellers, on a joint and several basis, an amount in cash equal to the absolute value of the Final Adjustment Amount.

(e)               If the Sellers are entitled to receive payment pursuant to Section 2.4(d), then Buyer shall, not more than five (5) Business Days after determination of the Final Adjustment Amount, make payment of the Final Adjustment Amount by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by the Sellers and Buyer) to, or as directed by, the Sellers.

(f)                If Buyer is entitled to receive payment pursuant to Section 2.4(d), then the Sellers shall, not more than five (5) Business Days after determination of the Final Adjustment Amount, make payment of an amount in cash equal to the absolute value of the Final Adjustment Amount by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by the Sellers and Buyer) to, or as directed by, Buyer.

Article III
Representations and Warranties of the Sellers

The Sellers hereby represent and warrant to Buyer as follows:

3.1            Organization and Power.

Each Seller is duly organized, validly existing and in good standing in its jurisdiction of organization. Each Seller has all requisite power and authority to own or lease and to operate its properties and assets and to carry on its business as currently conducted, except where the failure to hold such power and authority would not, individually or in the aggregate, have a material adverse effect on the ability of such Seller to consummate the Contemplated Transactions.

3.2            Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which each Seller is a party and the performance by each Seller of the Contemplated Transactions that are required to be performed by each Seller have been duly authorized by each Seller, and no other corporate proceedings on the part of either Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Seller is a party or the consummation of the Contemplated Transactions that are required to be performed by such Seller. This Agreement has been, and each of the Ancillary Documents to be executed and delivered at the Closing by each Seller will be at the Closing, duly authorized, executed and delivered by such Seller and assuming that this Agreement is a valid and legally binding obligation of the other parties hereto or thereto, constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of such Seller, enforceable against such Seller, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles

3.3            Ownership of the Company Equity Interests.

Each Seller is the record and beneficial owner and holder of the quantity of Company Equity Interests of each Company set forth opposite its name on Exhibit A, free and clear of any and all Liens, other than Liens pursuant to applicable securities Laws.

3.4            Consents and Approvals.

Except for (a) compliance with and filings under any Antitrust Law, and (b) any violation, conflict, breach or default resulting solely from Buyer being party to the Contemplated Transactions, the execution and delivery of each Seller of this Agreement and the Ancillary Documents to which each Seller is a party, the consummation of the Contemplated Transactions by each Seller and compliance with the terms of this Agreement and the Ancillary Documents to which each Seller is a party do not (i) conflict with or violate any provision of the Organizational Documents of such Seller, or (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or violate, in any material respect, any Law or Order applicable to either Seller.

3.5            No Brokers.

Except as set forth on Section 3.5 of the Company Disclosure Schedule, neither Seller has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

3.6            Litigation.

There is no Litigation pending or threatened in writing or, to such Seller’s knowledge, threatened against or affecting such Seller or any of its Affiliates that challenges the validity or enforceability of this Agreement or any of the Ancillary Documents to which such Seller is a party or seeks to enjoin or prohibit the consummation of, or seeks other material equitable relief with respect to, the Contemplated Transactions or that would reasonably be expected to impair or delay such Seller’s ability to consummate the Contemplated Transactions.

Article IV
Representations and Warranties with respect to the Companies and the Company Subsidiaries

The Sellers hereby jointly and severally represent and warrant to Buyer as follows:

4.1            Organization and Power.

(a)               Each Company and Company Subsidiary is duly organized, validly existing and in good standing in its jurisdiction of organization. Each Company and Company Subsidiary has all limited liability company power or private limited company power, as applicable, and authority necessary to own or lease and to operate its properties and assets and to carry on its business as currently conducted.

(b)               Each Company and Company Subsidiary is duly qualified to do business as a foreign limited liability company or foreign private limited company, as applicable, in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it require such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.2            Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which either Company is a party and the performance by the Companies of the Contemplated Transactions that are required to be performed by the Companies have been duly authorized by each Company, as applicable, and no other corporate proceedings on the part of the Companies, as applicable, are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which either Company is a party or the consummation of the Contemplated Transactions that are required to be performed by the Companies. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by the Companies will be, at the Closing, duly authorized, executed and delivered by the Companies and assuming that this Agreement is a valid and legally binding obligation of the other parties hereto or thereto, constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of the Companies, enforceable against the Companies, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3            Capitalization.

(a)               The authorized Company Equity Interests of the Companies are as set forth on Section 4.3(a) of the Company Disclosure Schedule. All outstanding Company Equity Interests are duly authorized, have been validly issued, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom. Neither Company has any outstanding options or other securities convertible into or exchangeable or exercisable for any limited liability company interests or ordinary shares (as applicable) or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any limited liability company interests or ordinary shares (as applicable).

(b)               Subsidiaries. Other than the Subsidiaries set forth on Section 4.3(b) of the Company Disclosure Schedule (the “Company Subsidiaries”), neither of the Companies have any Subsidiaries nor do either of the Companies own, directly or indirectly, any equity interests in any Person. Section 4.3(b) of the Company Disclosure Schedule sets forth the total number of authorized, issued and outstanding equity interests of each Company Subsidiary. The outstanding equity interests of each Company Subsidiary are duly authorized, have been validly issued, have not been issued in violation of any preemptive or similar rights and were issued in compliance with applicable securities Laws or exemptions therefrom. No Company Subsidiary has any outstanding options or other securities convertible into or exchangeable or exercisable for any equity interests of such Company Subsidiary or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, any equity interests of such Company Subsidiary.

4.4            No Violation.

Except as disclosed on Section 4.4 of the Company Disclosure Schedule, and except for (a) compliance with and filings under any Antitrust Law, and (b) any violation, conflict, breach or default resulting solely from the Buyer being party to the Contemplated Transactions, the execution and delivery by the Companies of this Agreement and the Ancillary Documents to which either Company is a party, the consummation of the Contemplated Transactions by the Companies and compliance with the terms of this Agreement and the Ancillary Documents to which either Company is a party do not (i) conflict with or violate any provision of the Organizational Documents of either Company or any Company Subsidiary, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or violate, in any material respect, any Law or Order applicable to the Companies or the Company Subsidiaries, or (iii) violate or result in a material breach of or constitute a default under, or require the consent of any third party under, or result in or permit the termination of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under any Material Contract to which either Company or any Company Subsidiary is a party.

4.5            Governmental Authorizations and Consents.

Except as disclosed on Section 4.5 of the Company Disclosure Schedule, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by the Sellers or the Companies in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which either Seller or either Company is, or is to be, a party or the consummation by the Companies of the Contemplated Transactions, except for (a) such filings as may be required under the HSR Act and those Governmental Consents listed in Section 4.5 of the Company Disclosure Schedule, and (b) those resulting solely from the Buyer being party to the Contemplated Transactions.

4.6            Financial Statements.

(a)               Section 4.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the “Financial Statements”): (i) the unaudited consolidated balance sheet and statement of income of the Companies as of or for the twelve (12) month period ended (as applicable) September 30, 2018 and September 30, 2019 (collectively, the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet and statement of income of the Companies as of October 31, 2019 (the “Balance Sheet Date”) (collectively, the “Interim Financial Statements”). Except as set forth in Section 4.6(a) of the Company Disclosure Schedule, the Financial Statements have been prepared in all material respects in accordance with GAAP applied on a basis consistent with prior periods and fairly present in all material respects the consolidated financial condition of the Companies and the Company Subsidiaries as of their respective date and the consolidated results of operations, as the case may be, of the Companies and the Company Subsidiaries for the period covered thereby, subject, in the case of the Interim Financial Statements, to the absence of end-of-period adjustments. The Financial Statements have been derived from the books and records of the Companies.

(b)               Section 4.6(b) of the Company Disclosure Schedule sets forth the following financial statements (collectively, the “Plastique Financial Statements”): (i) with respect to Plastique sp. z o.o., (A) the unaudited statement of financial position as of September 30, 2018 and income statement for the twenty-one (21) month period then ended, (B) the unaudited statement of financial position as of September 30, 2019 and income statement for the twelve (12) month period then ended, and (C) the unaudited statement of financial position as of the Balance Sheet Date and income statement for the one (1) month period then ended; (ii) with respect to Plastique Ltd., (A) the audited statement of financial position as of September 30, 2018 and income statement for the twelve (12) month period then ended, (B) the unaudited statement of financial position as of September 30, 2019 and income statement for the twelve (12) month period then ended, and (C) the unaudited statement of financial position as of the Balance Sheet Date and income statement for the one (1) month period then ended; and (iii) with respect to Plastique Holdings Ltd., on an unconsolidated basis, (A) the audited statement of financial position as of September 30, 2018 and income statement for the twelve (12) month period then ended, (B) the unaudited statement of financial position as of September 30, 2019 and income statement for the twelve (12) month period then ended, and (C) the unaudited statement of financial position as of the Balance Sheet Date and income statement for the one (1) month period then ended. Except as set forth on Section 4.6(b) of the Company Disclosure Schedule, the Plastique Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with prior periods and fairly present in all material respects the financial condition of Plastique or the applicable Subsidiary as of their respective date and the results of operations, as the case may be, of Plastique or such Subsidiary for the period covered thereby. The Plastique Financial Statements have been derived from the books and records of Plastique and each of its Subsidiaries, as applicable.

(c)               The accounting controls of the Companies and the Company Subsidiaries are (with regard to the current state of the operations and the scope of the businesses of the Companies and the Company Subsidiaries) sufficient in all material respects to provide reasonable assurances that (i) all material transactions are executed in accordance with management’s general or specific authorization and (ii) all material transactions are accurately recorded and are recorded in a manner which permits the accurate preparation of financial statements and provides proper accountability for related items.

4.7            No Undisclosed Liabilities; Indebtedness and Transaction Expenses.

(a)               None of the Companies and none of the Company Subsidiaries has any material liabilities, commitments or obligations (whether required to be reflected on a balance sheet prepared in accordance with GAAP or not) other than (a) liabilities, commitments or obligations reflected, accrued or reserved against in the Financial Statements, (b) those incurred since June 30, 2019 in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit), (c) those arising under Contracts (other than Contracts evidencing Indebtedness) entered into by either Company or any Company Subsidiary in the ordinary course of business consistent with past practice, which obligations are not required to be reflected or otherwise accrued on a balance sheet prepared in accordance with GAAP (but not liabilities for any breach of any such Contract occurring on or prior to the Closing Date), (d) liabilities or obligations incurred in connection with the Contemplated Transactions or (e) as set forth in Section 4.7(a) of the Company Disclosure Schedule.

(b)               Except as set forth on Section 4.7(b) of the Company Disclosure Schedule, as of immediately after the Closing, neither Company nor any Company Subsidiary will have any Indebtedness or unpaid Transaction Expenses, except to the extent deducted from Purchase Price or otherwise reflected on the Purchase Price Adjustment Statement.

4.8            Absence of Certain Changes.

Except as set forth in Section 4.8 of the Company Disclosure Schedule or as reflected on the Financial Statements, (i) since September 30, 2018, there has not been any change in the business, operations or financial condition of the Companies or the Company Subsidiaries that has had, individually or in the aggregate, a Company Material Adverse Effect and (ii) since the Balance Sheet Date, neither Company nor any Company Subsidiary has:

(a)               acquired (including by merger, consolidation or acquisition of stock), sold, leased, transferred, mortgaged or assigned any assets, tangible or intangible, for an amount that exceeds $100,000 in the aggregate or any business, other than acquisitions or sales in the ordinary course of business;

(b)               except for draws in the ordinary course of business on the credit facility disclosed in Section 4.8(b) of the Company Disclosure Schedule, created, incurred, assumed or otherwise become liable with respect to any item of Indebtedness included in subparts (a) through (h) of the Indebtedness definition;

(c)               modified its Organizational Documents;

(d)               issued, sold or otherwise permitted to become outstanding any limited liability company interests, ordinary shares or other equity interests (as applicable), or split, combined, reclassified, repurchased or redeemed any limited liability company interests, ordinary shares or other equity interests (as applicable);

(e)               adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(f)                increased or agreed to make any increase in the annual compensation payable by such Company or such Company Subsidiary to any of its employees, other than annual increases in the ordinary course of business, consistent with past practices, or entered into an employment agreement with any Company employee or Company Subsidiary employee, providing for aggregate compensation at a rate of more than $100,000 per annum;

(g)               changed its accounting policies or procedures except to the extent required to conform with GAAP;

(h)               made any loan to, or entered into any other transactions with, any Company Affiliates, managers, officers or key employees;

(i)                 modified, amended, cancelled, terminated or waived any material rights under any Material Contract or Contract that would have been a Material Contract had it been in effect as of the date of this Agreement, or otherwise waived, released or assigned any material rights, claims or benefits of the Companies or the Company Subsidiaries;

(j)                 commenced, settled or offered or proposed to settle any Litigation involving or against the Companies or Company Subsidiaries;

(k)               (i) delayed the payment of any liabilities or obligations (including accounts payable) beyond their respective due dates or the respective dates when such payments would otherwise have been made in the ordinary course of business consistent with past practice, or (ii) accelerated the collection of any debts (including accounts receivable) sooner than their respective due dates or the respective dates when such debts would otherwise have been collected in the ordinary course of business consistent with past practice;

(l)                 made any capital expenditures or incurred any obligations or liabilities in respect thereof that are in excess of $50,000 individually, except for any capital expenditures reflected in the capital budget of the Companies and the Company Subsidiaries made available to Buyer; or

(m)              authorized, agreed, resolved or committed to any of the foregoing.

4.9            Real Property.

(a)               Section 4.9(a) of the Company Disclosure Schedule includes an accurate and complete list of the real property (other than leasehold interests) owned by any of the Companies or Company Subsidiaries at any time since February 1, 2016, or to the Knowledge of Companies owned at time before that date, including the common address and legal description thereof as set forth in the relevant deed pursuant to which such Company or such Company Subsidiary acquired title to each owned real property (the “Owned Real Property”). The Companies and the Company Subsidiaries have fee simple title, free and clear of all Liens, other than Permitted Liens, to such Owned Real Property, and the Companies and the Company Subsidiaries have not leased or otherwise granted to any person or entity the right to occupy the Owned Real Property or any portion thereof, except as set forth in Section 4.9(a) of the Company Disclosure Schedule. Neither the Companies nor the Company Subsidiaries have received written, or to the Knowledge of the Companies oral, notice of any condemnation or other proceeding in eminent domain affecting any parcel of Owned Real Property or any portion thereof. Neither the Companies nor the Company Subsidiaries have received written, or to the Knowledge of the Companies oral, notice of the actual or pending imposition of any assessment against the Owned Real Property for public improvements. Neither the Companies nor the Company Subsidiaries have received written, or to the Knowledge of the Companies oral, notice from any Person within the past three (3) years of any default or breach under any covenant, condition, restriction, right of way, easement or license affecting the Owned Real Property, or any portion thereof, that remains uncured. Any easements and rights-of-way that serve the Owned Real Property are valid and enforceable, in full force and effect and are not subject to any prior Liens (other than Permitted Liens) that could result in a forfeiture thereof. All applicable permits, licenses and other evidences of compliance that are required for the occupancy, operation and use of the Owned Real Property have been obtained and complied with.

(b)               Section 4.9(b) of the Company Disclosure Schedule includes an accurate and complete list of all real property leases, subleases, licenses or other occupancies used by either Company or any Company Subsidiary or to which either Company or any Company Subsidiary is a party as lessee (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). The leasehold interests relating to the Real Property Leases are free and clear of all Liens, other than Permitted Liens. No material default by either Company or any Company Subsidiary, or, to the Knowledge of the Companies, the lessor, exists under any Real Property Leases. Each Real Property Lease is legal, valid and binding on, and enforceable against, the Company or Company Subsidiary which is party to such Real Property Lease, and, to the Knowledge of the Companies, on and against the lessor, in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as set forth on Section 4.9(b) of the Company Disclosure Schedule, the Companies and the Company Subsidiaries are not subleasing or licensing to any Person the right to use or occupy any portion of the Leased Real Property. Neither the Companies nor the Company Subsidiaries have received written, or to the Knowledge of the Companies oral, notice of any condemnation or other proceeding in eminent domain affecting any parcel of Leased Real Property or any portion thereof. Neither the Companies nor the Company Subsidiaries have received written, or to the Knowledge of the Companies oral, notice of the actual or pending imposition of any assessment against the Leased Real Property for public improvements. Neither the Companies nor the Company Subsidiaries have received written, or to the Knowledge of the Companies oral, notice from any Person within the past three (3) years of any default or breach under any covenant, condition, restriction, right of way, easement or license affecting the Leased Real Property, or any portion thereof, that remains uncured. Any easements and rights-of-way that serve the Leased Real Property are valid and enforceable, in full force and effect and are not subject to any prior Liens (other than Permitted Liens) that could result in a forfeiture thereof. All applicable permits, licenses and other evidences of compliance that are required for the occupancy, operation and use of the Leased Real Property have been obtained and complied with.

4.10          Title; Condition of Property.

(a)               Except as set forth on Section 4.10(a)(i) of the Company Disclosure Schedule, the Companies and the Company Subsidiaries have good and valid title to (or a valid leasehold interest in (subject to the terms of the applicable lease) or other right to use, as the case may be) the assets, rights and properties shown to be owned by the Companies or the Company Subsidiaries on the balance sheet contained within the Financial Statements, free and clear of all Liens, other than Permitted Liens (except for such assets, rights and properties as have been disposed of by any of the Companies after the Balance Sheet Date in the ordinary course of business).  Except as set forth on Section 4.10(a)(ii) of the Company Disclosure Schedule, the assets, rights and properties owned or leased by the Companies or the Company Subsidiaries, or any of them, constitute all material property, real and personal, tangible and intangible, used by the Companies and the Company Subsidiaries to conduct the business of the Companies and the Company Subsidiaries as currently conducted in the ordinary course of business and are sufficient to conduct such business as now conducted following the Closing.

(b)               Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, all tangible personal property which is material to conduct the business of the Companies and the Company Subsidiaries as currently conducted has been maintained in good operating condition and repair (subject to normal wear and tear consistent with the age of such tangible personal property as incurred in the ordinary course of business consistent with past practice) and is adequate for the uses to which it is being put. None of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.11          Intellectual Property.

(a)               Section 4.11(a) of the Company Disclosure Schedule sets forth a list of all of the following items of Company Intellectual Property: issued patents, pending patent applications, trademark and service mark registrations, pending applications to register trademarks or service marks, copyright registrations, pending applications to register copyrights and domain name registrations. Each of the Company Intellectual Property identified on Section 4.11(a) of the Company Disclosure Schedule is subsisting and in good standing with the Governmental Authorities with which such Company Intellectual Property is registered or pending. The Companies and the Company Subsidiaries have taken all reasonable actions to maintain and protect all of the Company Intellectual Property, and no loss, abandonment, cancellation or expiration of any Company Intellectual Property identified on Section 4.11(a) of the Company Disclosure Schedule or material Company Intellectual Property has occurred or is threatened or pending, including as a result of a failure to pay any required maintenance fees or failure to use such Company Intellectual Property.

(b)               The Companies and the Company Subsidiaries own or otherwise have sufficient right to use all Intellectual Property that is used in the conduct of the business of Companies and the Company Subsidiaries as currently conducted.

(c)               The operation of the business of the Companies and the Company Subsidiaries does not infringe, misappropriate, dilute or violate, and, during the six (6) year period immediately preceding the date of this Agreement has not infringed, misappropriated, diluted or violated, any Intellectual Property of third parties in any material respect. No proceeding alleging infringement, misappropriation, dilution or violation of the Intellectual Property of any Person or contesting the validity, ownership, use or enforceability of any of the Company Intellectual Property is pending or, to the Knowledge of the Companies, threatened in writing against the Companies or the Company Subsidiaries, except as set forth in Section 4.11(c) of the Company Disclosure Schedule.

(d)               To the Knowledge of the Companies, no third party is infringing, misappropriating, diluting or violating and, during the three (3) year period immediately preceding the date of this Agreement no third party has infringed, misappropriated, diluted or violated any Company Intellectual Property in any material respect. No actions by either Company or any Company Subsidiary against any third party alleging infringement, misappropriation, dilution or violation of any of the Company Intellectual Property are pending, except as set forth in Section 4.11(d) of the Company Disclosure Schedule.

(e)               The Companies and the Company Subsidiaries have taken commercially reasonable precautions to protect the confidentiality of their trade secrets.

(f)                The computer systems, networks and related Software that are owned by or licensed to the Companies or the Company Subsidiaries and used in the conduct of the business of the Companies or the Company Subsidiaries as currently conducted (collectively, “Company Information Systems”) are adequate for the operation of the business of the Companies and the Company Subsidiaries as currently conducted. None of the Company Information Systems have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any material disruption or interruption in or to the use of any such Company Information Systems. The Companies and the Company Subsidiaries take commercially reasonable steps to protect the Company Information Systems from contaminants such as viruses and other harmful code, to mitigate risks of unauthorized access to the Company Information Systems, and to protect any information relating to an identified or identifiable natural person (including defined or classified as personal information or personal data under any applicable Laws) possessed, processed, used or disclosed by them.

4.12          Contracts.

(a)               Material Contracts. Section 4.12(a) of the Company Disclosure Schedule is an accurate and complete list of all of the following Contracts to which one or more of the Companies or the Company Subsidiaries is a party (the “Material Contracts”):

(i)              Contracts evidencing Indebtedness or imposing any Lien (other than Permitted Liens) on the assets of a Company or Company Subsidiary;

(ii)              all Company Employment Contracts that provide for annual base compensation in excess of $150,000, retention payments, severance benefits, or transaction bonuses;

(iii)             all Company IP Agreements;

(iv)           leases of personal property under which a Company or Company Subsidiary is the lessee and is obligated to make payments in excess of $50,000 per annum;

(v)           Contracts providing for any business or equity acquisition or disposition by or relating to a Company or Company Subsidiary entered into at any time during the last four (4) years or under which a Company or Company Subsidiary has continuing or ongoing obligations;

(vi)           Contracts (A) limiting the freedom of a Company or Company Subsidiary to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area, (B) granting “most favored nation” status to any other Person or (C) containing any “right of first refusal,” “right of first offer” or similar preferential right to acquire any asset;

(vii)           any collective bargaining agreements;

(viii)          any joint venture and limited partnership agreements;

(ix)             Contracts for any hedging or similar derivative transactions;

(x)             any distributor agreements, sales representative agreements, reseller agreements or similar agreements that provide for annual payments by a Company or Company Subsidiary of $100,000 or more;

(xi)             Contracts for capital expenditures or the acquisition or construction of fixed assets, in any case involving future payments by a Company or Company Subsidiary in excess of $100,000 in the aggregate;

(xii)           any individual Contract with a Material Customer that requires aggregate future payments in excess of $100,000; and

(xiii)          any individual Contract with a Material Supplier that requires aggregate future payments in excess of $100,000.

(b)               Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. Except as disclosed in Section 4.12(b) of the Company Disclosure Schedule, each Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid, binding and in full force and effect and enforceable by the Company or the Company Subsidiary party to such Material Contract in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. With respect to each Material Contract, (i) the Company or the Company Subsidiary party to such Material Contract is not in default under or in material breach of, or in receipt of any written claim of default under or material breach of, such Material Contract, (ii) to the Knowledge of the Companies, no other party to any Material Contract is in default under or in material breach of any Material Contract and (iii) no event has occurred and is continuing through the actions or inactions of the Company or the Company Subsidiary party to such Material Contract which, with or without the lapse of time or the giving of notice or both, would result in a default under or material breach of any Material Contract.

4.13        Compliance with Laws.

(a)               Each Company and Company Subsidiary is, and since February 1, 2016 has been, in compliance, in all material respects, with all applicable Laws.

(b)               Each Company and Company Subsidiary holds all material certifications, licenses, permits, authorizations and approvals of Governmental Authorities (“Permits”) which are required under applicable Law for the operation of the business of such Company or Company Subsidiary as currently conducted. All such Permits are in full force and effect, and no suspension, revocation, cancellation or modification of any of them has been, to the Knowledge of the Companies, threatened, except for any such suspension, revocation, cancellation or modification that would not, individually or in the aggregate, have a material impact on the business of the Companies or the Company Subsidiaries.

(c)               Neither a Company, any Company Subsidiary nor any of their respective Representatives has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to any political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., the United Kingdom Bribery Act 2010 or any other similar Law in any jurisdiction where a Company or Company Subsidiary conducts business; or (iv) made or agreed to make any other unlawful payment.

4.14        Environmental Matters. Except as set forth in Section 4.14 of the Company Disclosure Schedule:

(a)               each Company and Company Subsidiary is, and since February 1, 2016 has been, in all material respects, in compliance with all applicable Environmental Laws at the Owned Real Property and the Leased Real Property;

(b)               each Company and Company Subsidiary is in current possession of all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (collectively referred to as “Environmental Permits”) as reasonably required to carry on the business of the Companies and the Company Subsidiaries as currently conducted and is, and since February 1, 2016 has been, in all material respects, in compliance with the terms and conditions of such Environmental Permits;

(c)               neither Company nor any Company Subsidiary is the subject of any pending or, to the Knowledge of the Companies, threatened Order or Litigation alleging material liability under any Environmental Law;

(d)               neither the Company or any Company Subsidiary, nor, to the Knowledge of the Companies, any other Person, has caused any releases of Hazardous Substances into the environment at the Owned Real Property or the Leased Real Property requiring investigation or remediation pursuant to Environmental Law except for such releases that are not reasonably expected to have a Company Material Adverse Effect; and

(e)               neither the Company nor any Company Subsidiary has received any written notice that it may be subject to any liability pursuant to any Environmental Law relating to any arranging or alleged arranging by the Company or such Company Subsidiary for disposal of any Hazardous Substances at any facility owned or operated by any other Person.

4.15        Litigation.

Except as set forth in Section 4.15 of the Company Disclosure Schedule: (a) there are no legal actions, suits, or proceedings (“Litigation”) pending or, to the Knowledge of the Companies, threatened against either Company or any Company Subsidiary or its properties or business, at law or in equity, or before any Governmental Authority; and (b) there is no Order to which either Company or any Company Subsidiary is subject or which restricts in any material respect the ability of either Company or any Company Subsidiary to run its business.

4.16        Labor Matters.

(a)               Sellers have delivered to Buyer a list of all of the employees of the Companies and Company Subsidiaries (the “Employees”) who were employed as of the date such list was posted to the data room, which list sets forth each such Employee’s compensation, title, length of employment and accrued vacation time. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary (i) is party to any collective bargaining agreements with any labor organization or union, works council, or other employee organization representing Company Employees (and no such agreement is currently being requested by, or is under discussion by management with, any Company Employee) and neither Company nor any Company Subsidiary is currently negotiating, or obligated to negotiate, any such agreement with any union, or other labor organization; and (ii) is subject to any order issued by the National Labor Relations Board (or any equivalent Governmental Authority) against either Company or any Company Subsidiary for any unfair labor practice.

(b)               Neither Company nor any Company Subsidiary is party or subject to any pending or, to the Knowledge of the Companies, threatened labor dispute or grievance or any unfair labor practice charge. Neither Company nor any Company Subsidiary has received any notice that any labor representation petition is pending or is threatened, nor to the Knowledge of the Companies, is any union-organizing activity, strike, lockout, or picketing currently pending or threatened with respect to any Company Employee.

(c)               Except as set forth in Section 4.16(c) of the Company Disclosure Schedule, each Company and Company Subsidiary is and has been at all times in compliance in all material respects with all applicable Laws respecting employment and employment practices, work authorization, discrimination, harassment, terms and conditions of employment and wages and hours.

(d)               None of the Company Employees or any former employees of the Companies or the Company Subsidiaries (being those persons whose employment with the Companies or the Company Subsidiaries was terminated within the twelve (12) months prior to the date hereof) has brought a claim against either of the Companies or any of the Company Subsidiaries arising from his or her employment or his or her termination with either of the Companies or any of the Company Subsidiaries and, to the Knowledge of the Companies, no such claims have been threatened, in each case, other than any such claims that have been resolved prior to the date hereof.

4.17        Employee Benefits.

(a)               Section 4.17(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and bonus, equity purchase, other equity-based, profits interest, savings, disability, incentive, deferred compensation, retirement, severance, retention, change in control, fringe, or other employee benefit plans or programs, maintained or contributed to or required to be contributed to, by a Company or a Company Subsidiary for the benefit of, or relating to, any current or former employees, independent contractors and managers or directors of such Company or Company Subsidiary or under which such Company or Company Subsidiary has or reasonably expects to have any liability with respect to any such individual, other than those plans, programs or arrangements that such Company or Company Subsidiary is required to maintain or contribute to pursuant to applicable Laws (individually, a “Plan,” collectively, the “Plans”); provided, however, that each Plan that is an employment, retention or severance agreement between a Company or Company Subsidiary and an individual employee (a “Company Employment Contract”) is listed in Section 4.12(a) of the Company Disclosure Schedule to the extent required thereunder.

(b)               With respect to each applicable Plan, the Companies and the Company Subsidiaries have provided to Buyer accurate and complete copies of: (i) all material Plan documents established or maintained by the Companies or a Company Subsidiary; (ii) for the ESCO Employee Savings Investment Plan: (A) the most recent 5500 annual report, (B) the most recent determination letter, (C) the results of the most recent annual compliance testing, and (D) a summary plan description; and (iii) a summary of the benefits under any Plans established or maintained by an Affiliate of the Companies in which any current or former employees, independent contractors and managers or directors of the Companies or a Company Subsidiary participates.

(c)               Each Plan has been established, maintained and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. To the Knowledge of the Companies, no employee, officer, or director of either Company or any Company Subsidiary has engaged in any nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that such plan is qualified under Sections 401(a) and 501(a) of the Code, respectively, and, to the Knowledge of the Companies, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Plan. All contributions required to be made by either Company or any Company Subsidiary to any Plan have been timely made or paid in full or, if not yet due, are properly reflected in the Financial Statements.

(d)               Neither Company nor any Company Subsidiary sponsors, maintains, administers, or contributes to (or has any obligation to contribute to) or could reasonably be expected to have any direct or indirect liability with respect to, any Plan subject to Title IV of ERISA, including any “multiemployer plan” within the meaning of section 3(37) of ERISA.

(e)               Neither Company nor any Company Subsidiary has a material obligation to provide or maintain any Plan that provides life, health or other non-pension benefits to any Person beyond their retirement or other termination of service, other than coverage mandated by Section 4980B of the Code or other applicable Law.

(f)                There is no pending or, to the Knowledge of the Companies, threatened material Litigation by or on behalf of any Plan, any employee of the Companies or the Company Subsidiaries or any such employee’s beneficiary covered under any Plan or any Governmental Authority involving any Plan, or otherwise involving any Plan (other than routine claims for benefits).

(g)               Neither the execution of this Agreement nor consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event, (i) except as set forth on Section 4.17(g) of the Company Disclosure Schedule, accelerate the time of payment or vesting, result in any funding, result in the forgiveness of indebtedness or increase the amount of any payment, compensation or benefit due any director, manager, employee, independent contractor, consultant or officer of the Companies or the Company Subsidiaries under any Plan, except as expressly provided in this Agreement, (ii) result in any new or increased contribution required to be made to any Plan, (iii) give rise to the payment of any amounts or benefits that, individually or in combination with any other amount or benefit owed under any Plan, would not be deductible in accordance with Section 280G of the Code, or (iv) cause any director, manager, officer, employee or service provider of the Companies or the Company Subsidiaries to be entitled to a gross-up, make whole or other payment under any Plan as a result of the imposition of Taxes under Section 4999 of the Code.

(h)               Each Plan for which a Company or any Company Subsidiary has any liability that is subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code, and has been operated in accordance with the applicable terms. No Person has a right to any gross up or indemnification from a Company or any Company Subsidiary with respect to any Code Section 409A taxes related to any such Plan.

(i)                 Each Company and Company Subsidiary has reserved all rights necessary to amend or terminate each of the Plans, other than the Employee Capital Plan, without the consent of any other Person.

(j)                 No Plan provides benefits to any individual who is not a current or former employee of a Company or any Company Subsidiary, or the dependents or other beneficiaries of such current or former employees.

(k)               The Companies and Company Subsidiaries are in compliance in all material respects with the Patient Protection and Affordance Care Act of 2010, as amended. Neither a Company nor any Company Subsidiary has received a proposed employer shared responsibility penalty assessment letter from the IRS.

4.18        Taxes. Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a)               All Tax Returns required to be filed by or with respect to the Companies or the Company Subsidiaries have been filed and such Tax Returns were true, correct and complete in all material respects. All Taxes of or with respect to the Companies or the Company Subsidiaries required to be paid have been paid.

(b)               There are no Liens for Taxes with respect to any of the assets or properties of the Companies or the Company Subsidiaries other than Permitted Liens.

(c)               Neither Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return required to be filed by such Company or Company Subsidiary.

(d)               There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation for the assessment and collection of any Taxes applicable to any material Tax Returns required to be filed by or with respect to either Company or any Company Subsidiary.

(e)               Each Company and Company Subsidiary has deducted, withheld and paid over to the appropriate Tax Authority all material Taxes required to be deducted, withheld or paid over in connection with amounts paid or owing to any employee, creditor, interest holder, equityholder or other third party.

(f)                No audit, examination, investigation or other administrative proceeding or judicial proceeding is pending or being conducted with respect to any Tax Return filed by or with respect to either Company or any Company Subsidiary. There is no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary claimed or raised by any Tax Authority of which the Company has received written notice. No Company or Company Subsidiary has received from any Tax Authority any written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled.

(g)               No written claim has been made by a Tax Authority in a jurisdiction where any Company or Company Subsidiary does not pay Taxes or file Tax Returns that such Company or Company Subsidiary is or may be subject to Taxes assessed by such jurisdiction or is or may be required to file Tax Returns in that jurisdiction which claim has not been settled, withdrawn or otherwise resolved.

(h)               No Company or Company Subsidiary has (i) been a member of an Affiliated Group filing a consolidated, combined or unitary income Tax Return or (ii) has any liability for the Taxes of any Person (other than a Company or Company Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Laws), as a transferee or successor, by contract (other than commercial agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes) or otherwise.

(i)                 None of the Company, any Company Subsidiary, Buyer or any Buyer Affiliate will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of Laws) executed by a Company or Company Subsidiary on or prior to the Closing Date; (ii) intercompany transactions including a Company or Company Subsidiary occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Laws); (iii) change in, or use of an improper, method of accounting by a Company or Company Subsidiary for a taxable period ending on or prior to the Closing Date; (iv) installment sale, open transaction disposition or similar disposition made by a Company or Company Subsidiary on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date by a Company or Company Subsidiary.

(j)                 No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Company or Company Subsidiary that will have continued application to the such Company or Company Subsidiary following the Closing Date.

(k)               No Company or Company Subsidiary is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(l)                 Thermoform is disregarded as an entity separate from its owner within the meaning of Treasury Regulations Section 301.7701-3. Plastique and each of its Subsidiaries is a controlled foreign corporation within the meaning of Code Section 957.

(m)             Neither Company nor any Company Subsidiary is a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement or arrangement with respect to Taxes (other than agreements entered into in the ordinary course and the primary purpose of which is not related to Taxes).

(n)               All acquisitions or disposals of assets by the Company or the Company Subsidiaries and all supplies of services by and to the Company or the Company Subsidiaries have occurred at arm’s length and the processes by which prices and terms have been arrived at have, in each case and where required by applicable Laws, been fully documented.

4.19        Insurance.

Section 4.19 of the Company Disclosure Schedule lists each insurance policy maintained by or in favor of the Companies and the Company Subsidiaries. All such insurance policies are in full force and effect and no Company or Company Subsidiary is in material default with respect to its obligations under any of such insurance policies, and all premiums with respect to such policies have been paid. Neither a Company nor any Company Subsidiary has received any written or, to the Knowledge of the Companies, oral notice of cancellation of any insurance policy maintained by or in favor of the Companies or the Company Subsidiaries or been denied insurance coverage.

4.20        Customers and Suppliers.

(a)               Section 4.20(a) of the Company Disclosure Schedule sets forth the top ten (10) customers of the Companies and the Company Subsidiaries, taken as a whole (based on the dollar amount of sales to such customers) for the fiscal year ending September 30, 2019 (the “Material Customers”). Except as set forth on Section 4.20(a) of the Company Disclosure Schedule, no Material Customer has notified a Company or Company Subsidiary of (i) its intention to terminate, or reduce the level of, its business with the Companies or Company Subsidiaries or that it otherwise intends to change in any material respect its business relationship with the Companies or Company Subsidiaries or (ii) its bankruptcy, insolvency or liquidation. Except as set forth on Section 4.20(a) of the Company Disclosure Schedule, no Company or Company Subsidiary is currently engaged in any dispute with any Material Customer and, to the Knowledge of the Companies, no basis or circumstance exists that is reasonably likely to lead to such a dispute.

(b)               Section 4.20(b) of the Company Disclosure Schedule sets forth the top ten (10) suppliers and vendors of the Companies and the Company Subsidiaries, taken as a whole (based on the dollar amount of purchases made by the Companies and the Company Subsidiaries) for the fiscal year ending September 30, 2019 (the “Material Suppliers”). No Material Supplier has provided written notice to either Company or any Company Subsidiary that it has terminated its relationship with such Company or Company Subsidiary. No Material Supplier has notified a Company or Company Subsidiary of its intention to terminate, change its pricing terms or otherwise modify in any material and adverse respect any Contract in force as of the date of this Agreement between it and any Company or Company Subsidiary or its business relationship with the Business. Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, no Company or Company Subsidiary is currently engaged in any dispute with any Material Supplier and, to the Knowledge of the Companies, no basis or circumstance exists that is reasonably likely to lead to such a dispute.

4.21        Bank Accounts.

Section 4.21 of the Company Disclosure Schedule sets forth the following information with respect to each account maintained by or for the benefit of a Company or Company Subsidiary at any bank or other financial institution: (a) the name and address of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the name of each Person who is an authorized signatory or has access thereto or control thereunder.

4.22        No Brokers.

Except as set forth in Section 4.22 of the Company Disclosure Schedule, the Companies and the Company Subsidiaries have not employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

4.23        Agreements with Company Related Person.

Except as set forth in Section 4.23 of the Company Disclosure Schedule, no Company or Company Subsidiary is indebted to, or a party to any agreement with, any Affiliate (other than another Company or Company Subsidiary), director, manager or officer of either Company or any Company Subsidiary (or in the case of any such Person who is an individual, any member of his or her immediate family) (each, a “Company Related Person”), other than the Company Employment Contracts, or for salaries for services rendered, reimbursable business expenses or benefits under the Plans.

4.24        Disclaimer.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS OF THE SELLERS EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV, NONE OF THE SELLERS OR THE COMPANIES, OR ANY OF THEIR RESPECTIVE MANAGERS, OFFICERS, DIRECTORS, AFFILIATES, REPRESENTATIVES OR ADVISORS OR ANY OTHER PERSON HAS MADE, OR SHALL BE DEEMED TO HAVE MADE, NOR IS BUYER OR ANY AFFILIATE THEREOF RELYING UPON, ANY REPRESENTATION OR WARRANTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV, NO REPRESENTATION OR WARRANTY HAS BEEN MADE OR IS BEING MADE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, HEREIN TO BUYER, OR ANY OTHER PERSON (I) IN RESPECT OF THE COMPANIES OR THE COMPANY SUBSIDIARIES OR ANY OF THEIR ASSETS, LIABILITIES OR OPERATIONS, INCLUDING AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY TANGIBLE ASSETS OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT (OR ANY OTHER REPRESENTATION OR WARRANTY REFERRED TO IN SECTION 2-312 OF THE UNIFORM COMMERCIAL CODE OF ANY APPLICABLE JURISDICTION), (II) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON, OR (III) WITH RESPECT TO ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE AT ANY TIME TO BUYER OR ANY OTHER PERSON, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN ARTICLE III OR ARTICLE IV, BUYER IS ACQUIRING THE COMPANY EQUITY INTERESTS AND THE COMPANIES ON AN “AS IS, WHERE IS” BASIS.

Article V

 Representations and Warranties of Buyer

US Buyer and UK Buyer hereby represent and warrant to the Sellers as follows:

5.1         Organization and Power.

Each of US Buyer and UK Buyer is a corporation duly formed, validly existing and in good standing under the Laws of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

5.2          Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the performance by Buyer of the Contemplated Transactions have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer will be at the Closing, duly authorized, executed and delivered by Buyer, and constitute, or as of the Closing Date will constitute, valid and legally binding agreements of Buyer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3          No Violation.

The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents to which Buyer is a party will not (a) conflict with or violate any provision of the Organizational Documents of Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Buyer or by which Buyer’s properties are bound. Neither Buyer nor its Affiliates are party to any Contract that would materially impair or delay Buyer’s ability to consummate the Contemplated Transactions.

5.4          Governmental Authorizations and Consents.

No Governmental Consents are required to be obtained or made by Buyer in connection with the execution, delivery and performance, validity and enforceability of this Agreement or any Ancillary Documents to which it is, or is to be, a party, or the consummation by Buyer of the Contemplated Transactions, except for (a) such filings as may be required under the HSR Act and (b) those Governmental Consents listed in Section 4.5 of the Company Disclosure Schedule.

5.5          Litigation.

There is no Litigation pending or, to the Knowledge of Buyer, threatened against or involving Buyer which questions the validity of this Agreement or any of the Ancillary Documents to which it is a party or seeks to prohibit, enjoin or otherwise challenge Buyer’s ability to consummate the Contemplated Transactions.

5.6          Financing; Solvency.

(a)               Buyer has, as of the date hereof, and will continuously have available to it at all times prior to the Closing (either in the form of cash on hand and/or available and usable capacity under its existing credit facilities) and at the Closing will have, in the form of cash, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of all amounts payable pursuant to ARTICLE II. Buyer expressly acknowledges and agrees that Buyer’s ability to obtain financing is not a condition to its obligations under this Agreement.

(b)               No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions by Buyer with the actual intent to hinder, delay or defraud either present or future creditors of the Companies. Assuming that the representations and warranties of the Sellers contained in this Agreement are true and correct in all material respects and each Company is solvent immediately prior to the Closing, and subject to the satisfaction of the conditions to Buyer’s obligation to complete the Closing set forth in Section 7.3, immediately after giving effect to the Contemplated Transactions, Buyer and the Companies on a consolidated basis (i) will be solvent (in that both the fair value of their assets will not be less than the sum of their debts and that the present fair saleable value of their assets will not be less than the amount required to pay their probable liabilities on their debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in their business; and (iii) will not have incurred and do not plan to incur debts beyond their ability to pay as they become absolute and matured and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).

5.7          Investment Purpose.

Buyer is acquiring the Company Equity Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities Laws. Buyer agrees that no Company Equity Interests of either Company may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding its investment in Company Equity Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.8          No Brokers.

Neither Buyer nor any of its Affiliates has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement, the Ancillary Documents or the Contemplated Transactions.

5.9          No Inducement or Reliance; Independent Assessment.

(a)               Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Sellers, the Companies or any of their respective Affiliates, officers, managers, directors, employees, agents or Representatives (collectively, the “Company Parties”), except for the representations and warranties of the Sellers expressly set forth in Article III and Article IV, whether or not any such representations, warranties or statements were made in writing or orally. Buyer represents and warrants that Buyer has not relied or is not relying upon any representation or warranty, express or implied, oral or written, including any implied warranty of merchantability or of fitness for a particular purpose, as to the accuracy or completeness of any information regarding the Companies or the Contemplated Transactions except for the representations and warranties of the Sellers expressly set forth in Article III and Article IV, and none of the Company Parties will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Representatives, or the use by Buyer or its Representatives, of any information, including publications, any confidential information memorandum or data room information provided to Buyer or its Representatives, or any other document or information in any form provided to Buyer or its Representatives in connection with the Contemplated Transactions. Buyer acknowledges that it has inspected and conducted, to its satisfaction, its own independent investigation of the Companies and, in entering into this Agreement, Buyer has relied on the results of its own independent investigation and analysis.

(b)               Except as expressly set forth in Article III and Article IV, Buyer acknowledges that none of the Company Parties makes, will make or has made any representation or warranty, express or implied, including as to the prospects of the Companies or their business or profitability for Buyer, or with respect to any forecasts, projections or business plans made available to Buyer (or its Affiliates or Representatives) in connection with Buyer’s review of the Companies.

Article VI

Covenants

6.1          Conduct of Companies.

(a)               Except (i) to the extent required by any applicable Law or Contract, (ii) as otherwise expressly contemplated by this Agreement, (iii) as set forth in Section 6.1(a) of the Company Disclosure Schedule, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, (A) each Company shall use its commercially reasonable efforts to conduct its business and operations in the ordinary course (and shall cause the Company Subsidiaries to use their commercially reasonable efforts to conduct their business and operations in the ordinary course) and (B) each Company will not (and will not permit or cause any Company Subsidiary to):

(i)                 modify or amend any of its Organizational Documents;

(ii)              issue, sell or otherwise permit to become outstanding any limited liability company interests, ordinary shares or other equity interests (as applicable), or split, combine, reclassify, repurchase or redeem any limited liability company interests, ordinary shares or other equity interests (as applicable);

(iii)            acquire by merging or consolidating with, or by purchasing an equity interest in or substantial portion of the assets of, any Person, corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(iv)             create any new Subsidiary of a Company or any Company Subsidiary;

(v)               create, incur, assume or otherwise become liable with respect to any item of Indebtedness included in subparts (a) through (h) of the Indebtedness definition, except for draws in the ordinary course of business on the credit facility disclosed in Section 4.8(b) of the Company Disclosure Schedule;

(vi)             divest, sell or otherwise dispose of, or encumber any material asset, other than in the ordinary course of business;

(vii)          adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization;

(viii)        (1) enter into or adopt or amend or terminate any Plan (or arrangement that would have been a Plan had it been in existence on the date hereof), (2) enter into a Company Employment Contract that provides for a base salary or severance amount, as applicable, of more than $150,000 or (3) materially increase the salary or target annual incentive compensation opportunity payable to any Company employee at the manager level or above except, in any such case, (x) to the extent required by Law, (y) in the ordinary course of business consistent with past practice or (z) as expressly contemplated by this Agreement or the terms of any Plan;

(ix)             change its accounting policies or procedures except to the extent required to conform with GAAP;

(x)               make, change or revoke any Tax election; change any material method of accounting for Tax purposes; file any amended Tax Return; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; fail to pay any Tax that becomes due and payable (including any estimated Tax payments); prepare or file any Tax Return solely relating to the Companies or the Company Subsidiaries in a manner inconsistent with past practice; settle any audit, examination, investigation or other administrative proceeding or judicial proceeding in respect of Taxes or Tax refunds; or enter into any Contract in respect of Taxes with any Tax Authority;

(xi)             make any loan to, or enter into any other transactions with, any Company Affiliates, managers, officers or key employees other than in the ordinary course of business;

(xii)          modify, amend, cancel, terminate or waive any material rights under any Material Contract or enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than (A) purchase orders entered into in the ordinary course of business consistent with past practice, or (B) those Material Contracts set forth on Section 6.1(a)(xii) of the Company Disclosure Schedule;

(xiii)        commence, settle or offer or propose to settle any Litigation involving or against the Companies or Company Subsidiaries;

(xiv)         make any capital expenditures or incur any obligations or liabilities in respect thereof that are in excess of $50,000 individually, except for (A) any capital expenditures reflected in the capital budget of the Companies and the Company Subsidiaries made available to Buyer, or (B) any capital expenditures which comprise remaining obligations under the purchase agreements set forth on Section 6.1(a)(xiv) of the Company Disclosure Schedule;

(xv)           change its fiscal year; or

(xvi)         authorize, agree, resolve or consent to any of the foregoing.

(b)           Nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Companies prior to the Closing. Prior to the Closing, each Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(c)            Nothing contained in this Agreement shall prohibit either Company from (i) repaying Indebtedness or (ii) declaring, setting aside or making any cash distributions in respect of, any outstanding Company Equity Interests on or prior to the Closing.

6.2          Access Prior to the Closing.

During the period from the date hereof until the earlier of the Closing Date and the date this Agreement is terminated pursuant to Article IX, the Companies shall provide Buyer and its Representatives reasonable access, during regular business hours and upon reasonable advance notice to Seller, to all offices, facilities, personnel, books and records of the Companies and Company Subsidiaries as Buyer may reasonably request; provided, that (a) Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of the Companies to schedule such access and visits through a designated officer of the party providing access and in such a way as to avoid disrupting in any material respect the normal business of the party providing access, (b) neither Company shall be required to take any action which would constitute a waiver of the attorney-client or other privilege or would compromise its confidential information, (c)  neither Company need supply the other parties with any information which, in the reasonable judgment of such Company, such Company is under a contractual or legal obligation not to supply and (d) in no event shall Buyer be permitted to conduct any sampling of any environmental media, including soil, sediment, groundwater, surface water, indoor or outdoor air or building material. For the avoidance of doubt, any information provided or made available in connection with such access pursuant to this Section 6.2 shall be deemed to be, and treated as, “Evaluation Material” in accordance with the terms and subject to the conditions of the Confidentiality Agreement. Prior to the Closing, Buyer shall not (and shall cause its Representatives and Affiliates not to) use any information obtained pursuant to this Section 6.2 for any purpose unrelated to the Contemplated Transactions. Buyer agrees that from the date hereof until the Closing Date or the earlier termination of the Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers and suppliers of the Companies and Company Subsidiaries without the prior consultation with and written approval of the Sellers; provided, however, that the foregoing restriction shall not prohibit any contacts by Buyer or Buyer’s Representatives or Affiliates with the customers, providers, service providers and suppliers of the Companies or the Company Subsidiaries in the ordinary course of business unrelated to the Contemplated Transactions.

6.3          Efforts.

Upon the terms and subject to the conditions set forth in this Agreement, Buyer, the Companies and the Sellers shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (a) the obtaining of all Governmental Consents and the making of all filings, registrations, or declarations, specified in Section 4.5 and Section 5.4 and the taking of all necessary steps to obtain such Governmental Consents and to make such registrations, (b) the obtaining of all necessary consents, approvals or waivers from third parties, and (c) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement; provided, that such efforts shall not require agreeing to any obligations or accommodations (financial or otherwise) binding on the Sellers or the Companies in the event the Closing does not occur; and provided, further, that the Antitrust Filings shall be subject to Section 6.4 hereof. Without limiting the generality of the foregoing, Buyer agrees not to (i) enter into or consummate any agreements or arrangements for an acquisition (via share purchase, merger, consolidation, purchase of assets or otherwise) or joint venture or enter into any other agreements or arrangements reasonably likely to adversely impact the timing or ability of Buyer to pay the Purchase Price and consummate the Contemplated Transactions, or (ii) take or agree to take any action that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or to impair, prevent or delay the consummation of the Contemplated Transactions. Nothing in this Agreement shall require any Party to pay any consideration (except filing and application fees) to any other Person from whom any such Governmental Consents or other third party consents, approvals or waivers are requested.

6.4          Regulatory Filings.

(a)               In furtherance and not in limitation of the foregoing Section 6.3, each of Buyer and the Sellers undertakes and agrees to make or cause to be made an appropriate filing of a notification and report form pursuant to the HSR Act (the “HSR Filing”) and any other filings pursuant to any other applicable Antitrust Law listed in Section 6.4 of the Company Disclosure Schedule with respect to the Contemplated Transactions (together with the HSR Filing, the “Antitrust Filings”) as promptly as practicable (provided that any HSR Filings will be made within ten (10) Business Days from the execution of this Agreement). Any filing fees associated with the HSR Filing or any other Antitrust Filings shall be paid by Buyer. Upon the Sellers’ request, the Parties shall request early termination of any applicable waiting period under the HSR Act. Each of Buyer and the Companies shall (i) subject to applicable Law and provided that materials may be redacted as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, furnish to outside antitrust counsel for the other Party as promptly as reasonably practicable all information required for any Antitrust Filing to be made by the other Party pursuant to any applicable Law in connection with the Contemplated Transactions, (ii) respond as promptly as practicable to any inquiries received from any Governmental Authority in connection with such Antitrust Filings or with respect to the Contemplated Transactions, and (iii) respond as promptly as practicable to any request for additional information or documentary material issued pursuant to the HSR Act or any formal or informal request pursuant to any other applicable Antitrust Law from any Governmental Authority.  In furtherance and not in limitation of the foregoing, each of Buyer, Sellers and the Companies shall use its reasonable best efforts to (A) resolve, avoid, or eliminate any impediment or objection, if any, under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Contemplated Transactions, or (B) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, Order or judgment that would prevent, prohibit, restrict or delay the consummation of the Contemplated Transactions, so to enable the parties hereto to close the Contemplated Transactions expeditiously (but in no event after the Termination Date). Notwithstanding anything in this Agreement to the contrary, Buyer and its Affiliates shall have no obligation to, and Sellers, the Companies and the Company Subsidiaries and their respective Affiliates shall not, take any action that, individually or in the aggregate, would reasonably be expected to result in a Burdensome Condition.

(b)               Each Party shall (i) promptly notify outside antitrust counsel for the other Party of any material communication to that Party from any Governmental Authority in respect of any Antitrust Filing, investigation, inquiry or other proceeding relating to the Contemplated Transactions and, subject to applicable Law and provided that written materials may be redacted as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, discuss with and permit the other Party’s outside antitrust counsel to review in advance, and consider in good faith the other Party’s reasonable comments in connection with any proposed written communication to any of the foregoing; (ii) not participate or agree to participate in any substantive meeting, telephone call, or discussion with any Governmental Authority in respect of any Antitrust Filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives outside antitrust counsel for the other Party the opportunity to attend and participate thereat; (iii) subject to applicable Law and provided that written materials may be redacted as necessary to comply with contractual arrangements and as necessary to address reasonable privilege or confidentiality concerns, furnish outside antitrust counsel for the other Party promptly with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and its Representatives on the one hand, and any Governmental Authority or members of its staffs on the other hand, with respect to this Agreement and the Contemplated Transactions; and (iv) act in good faith and reasonably cooperate with the other Party and its outside antitrust counsel in connection with any Antitrust Filings concerning this Agreement or the Contemplated Transactions and in connection with resolving any investigation or other inquiry of any Governmental Authority under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing or the Contemplated Transactions.

6.5          Employee Matters.

(a)               For a period of at least 12 months following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide each employee of either Company or any Company Subsidiary who is employed by such Company or Company Subsidiary immediately prior to the Closing Date (a “Company Employee”) with base salary or base wages and employee benefits (including, without limitation, retirement, health and welfare and fringe benefits) that are substantially similar in the aggregate to the salary or wages and benefits provided by the Companies and the Company Subsidiaries immediately prior to the Closing. For a period of at least 6 months following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide each Company Employee with severance benefits that are no less favorable in the aggregate than the severance benefits the Company Employee was eligible to receive pursuant to the severance plans, practices and policies applicable to the Company Employee as of immediately prior to the Closing.

(b)               For purposes of participation of a Company Employee in a benefit plan of Buyer or its Subsidiaries (a “Buyer Benefit Plan”), each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Closing Date under any comparable Plans, except to the extent such credit would result in a duplication of benefits and except for benefits under a defined benefit plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer Benefit Plans to the extent that coverage under such Buyer Benefit Plans replaces coverage under comparable Plans in which such Company Employee participated; (ii) for purposes of each Buyer Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Benefit Plan to be waived for such Company Employee and his or her covered dependents; and (iii) as soon as practicable after the Closing, the account balances of all Company Employees and former employees of either Company or any Company Subsidiary in the ESCO Employee Savings Investment Plan, including the outstanding balance of any loans, shall be transferred to a Buyer Benefit Plan that is qualified under Section 401(a) of the Code in a trustee to trustee transfer, the expenses of which (including any reasonable expenses incurred by ETH or any of its Subsidiaries or Affiliate in connection with such transfer) shall be paid by Buyer.

(c)               Nothing in this Section 6.5 shall (i) confer upon any employee or other service provider a right to continue in the employ or service of the Companies, the Company Subsidiaries or Buyer, (ii) be deemed or construed to be an amendment or other modification of any Plan or Buyer Benefit Plan, or (iii) create any third-party rights in any current or former service provider or employee of the Companies, the Company Subsidiaries or Buyer or any of their respective Affiliates (or any beneficiaries or dependents thereof).

6.6          Preservation of Books and Records.

For a period of seven (7) years from the Closing Date or such longer time as may be required by Law:

(a)               Buyer shall not and shall cause its Affiliates not to dispose of or destroy any of the books and records (including Tax Returns) of the Companies or the Company Subsidiaries relating to periods prior to the Closing (the “Books and Records”) without first offering to turn over possession thereof to the Sellers by written notice to the Sellers at least sixty (60) days prior to the proposed date of such disposition or destruction.

(b)               Buyer shall, and shall cause its Affiliates to, (i) provide the Sellers and their agents with electronic access to any portions of the Books and Records that are available in electronic format, and (ii) allow the Sellers and their agents reasonable access to all other Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and permit the Sellers and their agents, at their own expense, to make copies of any Books and Records. Books and Records may be sought under this Section 6.6 to the extent reasonably required for financial, regulatory, third party litigation and Tax reporting obligations.

6.7          Non-Competition; Non-Solicitation

(a)               During the Restricted Period, ETH and its direct and indirect Subsidiaries (collectively, the “Restricted Parties”) shall not, directly or indirectly, except with Buyer’s prior written consent, (i) engage in or assist others in engaging in the business of the Companies or the Company Subsidiaries, including the Business; (ii) own, manage, operate, control, or participate in the ownership, management, operation or control of any business that, directly or indirectly, competes with the Business; or (iii) solicit any customer of the Companies or the Company Subsidiaries to purchase any goods or services sold by the Companies or the Company Subsidiaries as of the Closing Date from any Person other than Buyer, the Companies or the Company Subsidiaries. Notwithstanding the foregoing, nothing contained in the first sentence of this Section 6.7(a) shall be construed as precluding any Restricted Party from owning, directly or indirectly, less than 5% of the outstanding equity securities of a publicly-held corporation engaged, directly or indirectly, in the business of the Companies or the Company Subsidiaries.

(b)               During the Restricted Period, the Restricted Parties shall not, except with Buyer’s prior written consent, directly or indirectly, hire or solicit any director, officer or employee of the Companies or the Company Subsidiaries or encourage any such director, officer or employee to leave such employment; provided, however, that general solicitations not directed specifically to any such directors, officers or employees shall not be a breach hereof; provided, further, that nothing in this Section 6.7(b) shall prevent any Restricted Party from hiring or soliciting any director, officer or employee that was terminated by the Companies or the Company Subsidiaries more than twelve (12) months prior to such hiring or solicitation.

(c)               The Restricted Parties shall not make, or cause to be made, to any Person any disparaging statement about the Business, the Companies, the Company Subsidiaries, Buyer or any of Buyer’s Affiliates or Representatives (including with respect to the products, services, employees or directors of any such Person) that would or would reasonably be expected to adversely impact the goodwill, reputation or business relationships thereof in any material respect; provided, that this Section 6.7(c) shall not prohibit the making of truthful statements required by Law, governmental testimony or filings, or administrative, arbitral or similar legal proceedings (including depositions in connection with such proceedings), or in connection with the enforcement (or defense) of any rights or pursuit of any remedies relating to this Agreement or the transactions contemplated hereby.

(d)               Each Seller hereby acknowledges that, except for the Sellers’ willingness to comply with the terms of this Section 6.7 (and to cause the compliance with such terms by the other Restricted Parties), Buyer would not have entered into this Agreement and that a violation of this Section 6.7 will cause Buyer irreparable harm which would not be adequately compensated for by money damages. Each Seller therefore agrees that, in the event of any actual or threatened violation of this Section 6.7, Buyer shall be entitled to a temporary restraining order and to preliminary and final injunctive relief against the applicable Seller or other Restricted Party to prevent any violations of this Section 6.7 (without the necessity of posting a bond) and to recover its reasonable attorneys’ fees and any other costs and expenses incurred in the enforcement of this Section 6.7; provided, that it is acknowledged and agreed that the rights and remedies provided under this Section 6.7(d) are cumulative and in addition to any other rights and remedies that Buyer may have hereunder or at law or in equity. It is the intent and understanding of each party that if, in any action before any court or agency legally empowered to enforce this Section 6.7, any term, restriction, covenant or promise in this Section 6.7 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

6.8              Public Announcements.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as Buyer and the Sellers agree. None of the Buyer, the Sellers or the Companies (nor any of their respective Affiliates) will issue or make any prior or subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior consent of the other Parties, except as may be required by Law or stock exchange listing requirements; provided, however, that at any time after the initial press release regarding this Agreement is issued, the Sellers and their Affiliates may issue or make any subsequent press release or public statement with respect to this Agreement as long as such press release or public statement is not materially inconsistent with the initial press release.

6.9              Certain Tax Matters.

(a)               The Sellers shall prepare, or cause to be prepared, and file, or cause to be filed, all Income Tax Returns of the Companies and the Company Subsidiaries for all Pre-Closing Periods that are required to be filed after the Closing Date. Such Tax Returns that relate solely to the Companies and the Company Subsidiaries shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Companies and the Company Subsidiaries, as applicable, unless otherwise required by applicable Laws. Sellers shall submit all such Income Tax Returns that relate solely to the Companies and the Company Subsidiaries to the Buyer for its review and comments at least thirty (30) days prior to the due date for filing such Income Tax Returns, and Buyer and the Sellers agree to consult and resolve in good faith any issues arising as a result of the review of such Income Tax Returns. The Sellers shall pay all Taxes owed with respect to such Tax Returns except to the extent such Taxes are reflected on the Closing Net Working Capital or Closing Funded Indebtedness; provided, however, that to the extent the amount of a given Tax reflected on the Closing Net Working Capital or Closing Funded Indebtedness exceeds such Tax calculated pursuant to this Section 6.9(a), Buyer shall pay to Sellers the amount of such excess within fifteen (15) days after the date on which such Income Tax is paid. Buyer shall cooperate with the Sellers in filing and causing to be filed all such Income Tax Returns.

(b)               Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, (X) all Tax Returns of the Companies and Company Subsidiaries for any Pre-Closing Period that are due after the Closing Date other than Income Tax Returns and (Y) all Tax Returns for any Straddle Period of the Companies and the Company Subsidiaries that are due after the Closing Date. Such Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Companies. Buyer shall submit all Straddle Period Income Tax Returns to the Sellers for their review and comments at least thirty (30) days prior to the due date for filing such Income Tax Returns, and Buyer and the Sellers agree to consult and resolve in good faith any issues arising as a result of the review of such Income Tax Returns. The Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to a Straddle Period or Pre-Closing Period an amount equal to the portion of such Taxes that relates to the Pre-Closing Period, except to the extent such Taxes are reflected on the Closing Net Working Capital or Closing Funded Indebtedness, or were paid by or on behalf of such Company prior to Closing; provided, however, that to the extent the amount of a given Tax reflected on the Closing Net Working Capital or Closing Funded Indebtedness exceeds such Tax calculated pursuant to this Section 6.9(b), Buyer shall pay to Sellers the amount of such excess within fifteen (15) days after the date on which Tax is paid with respect to a Straddle Period or a Pre-Closing Period. For purposes of this Section 6.9(b) the portion of such Tax that relates to the Pre-Closing Period shall (i) in the case of any Income Taxes or Taxes based upon or related to employment, sales and use, value added and other non-periodic Taxes be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date and (ii) in the case of any periodic Taxes and Taxes other than Taxes in (i) be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Companies. For the avoidance of doubt, all Transaction Tax Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date.

(c)               All United States federal Transaction Tax Deductions shall be reported on Income Tax Returns solely as Income Tax deductions of the applicable Seller for a Pre-Closing Period or portion of any Straddle Period ending on the Closing Date and shall not be treated or reported as an Income Tax deduction for a Tax Period beginning after the Closing Date (or portion of the Straddle Period beginning after the Closing Date).

(d)               Notwithstanding anything herein to the contrary, Buyer shall be permitted to make an election pursuant to Section 338(g) of the Code (or any similar provision of state, local or foreign Income Tax law) in connection with the transactions contemplated hereby, including the acquisition of the Plastique Shares.

(e)               The Parties agree that the Purchase Price shall be allocated among the Sellers such that $45,000,000 is allocated to EHC for the Plastique Shares (the “Plastique Purchase Price”) and the remaining portion of the Purchase Price is allocated to ETH for the Thermoform LLC Interests (the “Thermoform Purchase Price”).

(f)                Within ninety (90) days following the determination of the Final Adjustment Amount, Buyer shall provide ETH with a proposed allocation of the Thermoform Purchase Price and liabilities to which the assets of Thermoform are subject on the Closing Date (and all other items required under the Code) among the assets of Thermoform and the covenants contained in Section 6.7(a), in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate). ETH will have thirty (30) days after delivery of such proposed purchase price allocation in which to notify Buyer in writing (such notice, a “Purchase Price Allocation Dispute Notice”) of any disagreement with such proposed purchase price allocation (and setting forth in reasonable detail the basis for such disagreement). If Buyer disagrees with the Purchase Price Allocation Dispute Notice, Buyer and ETH shall work together in good faith to resolve the disagreement. If ETH does not deliver a Purchase Price Allocation Dispute Notice to Buyer during such thirty (30) day period, or if Buyer and ETH resolve all disagreements with respect to the Purchase Price Allocation Dispute Notice, then Buyer, ETH, and Thermoform shall report, act and file all Tax Returns, including IRS Form 8594, consistent with the allocation finally determined pursuant to this Section 6.9(f), and take no position inconsistent therewith upon examination of any such Tax Return, in any examination, audit, or other proceeding with respect to such Tax Returns (unless otherwise required by Law). If Buyer and ETH cannot agree (within sixty (60) days after timely delivery of the Purchase Price Allocation Dispute Notice) to resolve any disagreement therein, the allocation shall not be binding on the parties.

6.10          Exclusivity.

During the period from the date hereof to the earlier of the date of termination of this Agreement pursuant to Article IX or the Closing Date, Sellers and the Companies shall not, and shall cause their respective Affiliates (including the Company Subsidiaries) and Representatives not to, directly or indirectly, (a) solicit or initiate any Competing Transaction or any inquiries, offers or proposals that constitute or could reasonably be expected to lead to a Competing Transaction, or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or execute or enter into any Contract with respect to, any Competing Transaction. Upon execution and delivery of this Agreement, Sellers and the Companies shall, and shall cause their respective Affiliates (including the Company Subsidiaries) and Representatives to, immediately cease and terminate all existing discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) or activities (including, without limitation, promptly terminating access to any electronic datarooms or similar document sharing services used or potentially used in connection with any activities prohibited in the aforementioned sentence with respect to any Person (other than Buyer and its Affiliates and Representatives)) conducted on or before the date hereof with respect to any Competing Transaction unless and until this Agreement is terminated pursuant to Article IX.

6.11          Polish Financial Statement Filings.

To the extent required prior to the Closing by applicable Law, the Sellers and the Companies shall cause Plastique sp. z o.o. to file with the applicable registry court its annual financial statements with respect to the 2017, 2018 and 2019 fiscal years and shall deliver evidence reasonably satisfactory to Buyer that such filings have been made to such registry court and revealed in the register of companies for Plastique sp. z o.o.

Article VII

Conditions to Closing

7.1              Conditions to All Parties’ Obligations.

The obligation of the parties to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived by the parties in writing) as of the Closing Date:

(a)               No Injunction. No Governmental Authority or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order or other notice (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Contemplated Transactions; provided, that Buyer, Sellers and the Companies shall have complied with their respective obligations under Section 6.4.

(b)               HSR Act. The waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(c)               Foreign Antitrust Filings. With respect to any Antitrust Filings (other than the HSR Filing), either the waiting period (and any extension thereof) under any applicable foreign Antitrust Laws shall have expired or been terminated by the applicable Governmental Authority, or the applicable Governmental Authority shall have provided affirmative antitrust clearance with respect to the Contemplated Transactions.

7.2              Conditions to Sellers’ Obligations.

The obligation of the Sellers to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions (any or all of which may, if permitted by applicable Law, be waived in whole or in part by the Sellers in writing) as of the Closing Date:

(a)               Representations and Warranties. The (i) representations and warranties of Buyer made in Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability) and Section 5.8 (No Brokers) of Article V shall be true and correct in all material respects as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and (ii) other representations and warranties of Buyer made in Article V shall be true and correct as of the Closing Date (without giving effect to any “material”, or “materiality” qualification contained in such representations and warranties), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be so true and correct as of such date) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.

(b)               Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Buyer at or prior to the Closing.

(c)               Officer’s Certificate. The Sellers shall have received an officer’s certificate signed by an authorized signatory of each of US Buyer and UK Buyer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

If the Closing occurs, all Closing conditions set forth in Section 7.1 or this Section 7.2 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Sellers.

7.3              Conditions to Buyer’s Obligations.

The obligation of Buyer to consummate the Contemplated Transactions is subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by Buyer) as of the Closing Date:

(a)               Representations and Warranties. The (i) representations and warranties of the Sellers made in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Ownership of the Company Equity Interests), and Section 3.5 (No Brokers) and the representations and warranties of Company made in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.3 (Capitalization) and Section 4.22 (No Brokers) of Articles III and IV shall be true and correct in all material respects as of the Closing Date, as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date), and (ii) other representations and warranties of the Sellers made in Article III and of the Company made in Article IV shall be true and correct as of the Closing Date (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification contained in such representations and warranties, other than with respect to the first sentence of Section 4.8), as though made on such date (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct as of such date) except where the failure of any such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)               Performance. The Sellers, the Companies and the Company Subsidiaries shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by the Sellers, the Companies and the Company Subsidiaries at or prior to the Closing.

(c)               Officer’s Certificate. Buyer shall have received (i) an officer’s certificate signed by a senior officer of each Company to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied with respect to such Company and (ii) a certificate signed by each Seller to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied with respect to such Seller.

(d)               No Material Adverse Effect. Since the date of this Agreement, there shall have not occurred a Company Material Adverse Effect.

If the Closing occurs, all closing conditions set forth in Section 7.1 or this Section 7.3 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

Article VIII

Survival; Exclusive Remedies

8.1              No Survival.

(a)               The Parties, intending to modify any applicable statute of limitations, agree that (i) representations and warranties in this Agreement and in any certificate delivered pursuant hereto, including the certificates delivered pursuant to ARTICLE VII, shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect thereof, including any breach thereof and (ii) after the Closing, there shall be no liability on the part of, nor shall any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing, in each case, other than, and solely, in the case of Fraud. All covenants and agreements contained in this Agreement that by their terms contemplate performance thereof following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing (“Post-Closing Covenants”) in accordance with their terms.

(b)               Any claims under this Agreement with respect to a breach of a Post-Closing Covenant must be asserted by a written notice on or before the date that is thirty (30) days following the expiration of the applicable survival period for such covenant or agreement, and if such a notice is given, the survival period for such Post-Closing Covenant shall continue solely as to the specific matters subject to the claim asserted until it is fully resolved as provided herein.

(c)               Buyer shall ensure that the Representation and Warranty Insurance Policy includes an express waiver, in a form satisfactory to the Sellers, of any rights of subrogation against either Seller (the “Subrogation Waiver”), except in the case of fraud or fraudulent misrepresentation, and shall deliver evidence of the Subrogation Waiver to the Sellers prior to Closing.

8.2              Exclusive Remedy; Materiality Qualifiers.

(a)               Except for the Parties’ rights pursuant to Section 10.15 and except as expressly contemplated in Section 2.4, or in the case of Fraud, Buyer, the Sellers and the Companies acknowledge and agree that, after the Closing, none of Buyer, the Sellers or the Companies shall have any remedy with respect to claims arising under or as a result of this Agreement or any certificate or other document delivered pursuant hereto or otherwise relating to the Companies (other than claims arising out of the failure of any Party to perform any Post-Closing Covenants).

(b)               Without any qualification to the provisions of the foregoing Section 8.2(a), if any representation or warranty contained in ARTICLE III or ARTICLE IV of this Agreement or any certificate delivered pursuant to this Agreement is qualified by materiality, “Company Material Adverse Effect” or a derivative thereof, such qualification shall be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach of or inaccuracy in such representation or warranty or certificate and (ii) calculating the amount of damages or losses with respect to such breach or inaccuracy.

Article IX

Termination

9.1              Termination Prior to Closing. This Agreement may be terminated prior to the Closing as follows:

(a)               By the mutual written consent of the Sellers, on the one hand, and Buyer, on the other hand;

(b)               By Buyer at any time prior to the Closing, if (i) the Sellers or the Companies are in breach of the representations, warranties or covenants made by the Sellers or the Companies, respectively, in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.3 incapable of being satisfied; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 or 7.2 to be satisfied;

(c)               By the Sellers at any time prior to the Closing, if (i) Buyer is in breach of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured or capable of being cured by the earlier of the day prior to the Termination Date and thirty (30) days following written notice of such breach from the Sellers (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.2 incapable of being satisfied; provided, however, that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if the Sellers or the Companies have breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 or 7.3 to be satisfied;

(d)               By the Sellers, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by February 28, 2020 (the “Termination Date”); provided, however, that (i) the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if the Sellers or the Companies have breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 or 7.3 to be satisfied and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) if Buyer has breached this Agreement and such breach has resulted in the failure of a condition in Sections 7.1 or 7.2 to be satisfied; or

(e)               By the Sellers, on the one hand, or Buyer, on the other hand, if (i) the Contemplated Transactions shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the Contemplated Transactions illegal or otherwise prohibited; provided, however, that the Party seeking termination pursuant to this Section 9.1(e) is not then in material breach of this Agreement.

9.2              Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 9.1, written notice thereof shall be given by the terminating party to the other parties and all rights, obligations and remedies of the parties under this Agreement will terminate, except that the rights, obligations and remedies of the parties in this Section 9.2, Article X and in the Confidentiality Agreement will survive; provided, that no such termination shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any provision of this Agreement prior to such termination.

Article X

Miscellaneous

10.1          Transfer Taxes.

Buyer shall pay all transfer, documentary, sales, use, stamp, recording, registration and similar Taxes (including penalties and interest) of any nature whatsoever, applicable to, or resulting from, the Contemplated Transactions. Buyer shall prepare all necessary Tax Returns and other documentation with respect to such Taxes, and the Sellers shall reasonably cooperate in timely making all filings, Tax Returns, reports and forms as may be required with respect to all such Taxes.

10.2          Expenses.

Except as provided in Section 6.4 and Section 9.2, all fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated.

10.3          Notices.

All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made (a) as of the date delivered, if delivered personally, (b) upon being transmitted by way of email to the email address shown in this Section 10.3; provided, that a copy must also be deposited in accordance with the procedures set forth in clauses (c) or (d) of this Section 10.3 on the same day as such transmission by email, (c) one (1) Business Day after being sent by overnight courier or delivery service, or (d) five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 10.3 for, or such other address as may be designated in writing hereafter by, such Party:

If to the Sellers or (prior to the Closing) the Companies:

ESCO Technologies Holding LLC
9900A Clayton Road
St. Louis, Missouri 63124-1186
Attn: General Counsel
Fax: (314) 213-7215
Email: abarclay@escotechnologies.com

With a copy (which shall not constitute notice) to:

ESCO Technologies Holding LLC
9900A Clayton Road
St. Louis, Missouri 63124-1186
Attn: V.P., Planning & Development
Fax: (314) 213-7250
Email: mdunger@escotechnologies.com

and

Bryan Cave Leighton Paisner LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Telephone: (314) 259-2000
Fax: (314) 259-2020
E-mail: fwbartelsmeyer@bclplaw.com;
ashley.baker@bclplaw.com
Attn: Frederick W. Bartelsmeyer
Attn: Ashley W. Baker

If to Buyer or (following the Closing) the Companies:

Sonoco Products Company
1 North Second Street
Hartsville, South Carolina 29550
Attn: Robert Dillard
Attn: John Florence

With a copy (which shall not constitute notice) to:

Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attn: Joseph A. Fernandez
Fax: (704) 339-5821
Email: joefernandez@mvalaw.com

10.4          Governing Law.

All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

10.5          Entire Agreement.

This Agreement, together with the exhibits hereto, the Company Disclosure Schedule, the Ancillary Documents and the Confidentiality Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written. To avoid doubt, the Confidentiality Agreement shall remain in full force and effect until the Closing and shall survive any termination of this Agreement.

10.6          Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

10.7          Amendment.

This Agreement may be amended at any time, but subject to the limitations of applicable Law, only by an instrument signed by Buyer and the Sellers. Any provision hereof may be waived only by an instrument signed by each Party benefited by such provision.

10.8          Effect of Waiver or Consent.

No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitation period has run.

10.9          Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal Representatives, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties and their respective legal Representatives, successors and permitted assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise, except that (i) the Persons released pursuant to Section 10.16 shall have the right to enforce their respective rights under Section 10.16, and (ii) BCLP and its partners and employees are third-party beneficiaries of Section 10.19 and shall have the right to enforce their respective rights thereunder.

10.10      Assignability.

No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Buyer may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Buyer (provided that no such assignment shall relieve Buyer of its obligations under this Agreement).

10.11      Disclosure Schedules.

For the purposes of this Agreement, any information and/or matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section to the extent the applicability thereto is reasonably apparent on its face. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract. The Company Disclosure Schedule and the information and disclosures contained therein are intended only to qualify and limit the representations, warranties and covenants of the Companies contained in this Agreement. Nothing in the Company Disclosure Schedule shall be deemed to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

10.12      Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation involving any Party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in any state or federal court located in the State of Delaware (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Litigation. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any Chosen Court, (b) any claim that any such Litigation brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each Party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

10.13      No Other Duties.

The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

10.14      Reliance on Counsel and Other Advisors.

Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

10.15      Specific Performance.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement (including Buyer’s obligation to consummate the Closing) by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond or other security in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. To the extent Buyer or the Sellers brings any Litigation, claim, complaint or other proceeding, in each case, before any Governmental Authority to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by (i) the amount of time during which such Litigation, claim, complaint or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Litigation, claim, complaint or other proceeding.

10.16      Release.

(a)               Effective as of the Closing, each Seller, on behalf of itself and each of its Subsidiaries and Affiliates, and each of its and their current and former officers, managers, directors, employees, partners, members, advisors, successors and assigns, hereby irrevocably and unconditionally releases and forever discharges Buyer, the Companies and the Company Subsidiaries, each current and former manager, officer and director of each Company and Company Subsidiary and each of their respective Affiliates, and their respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, Representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), obligations, liabilities, claims and demands whatsoever whether in law or in equity, arising out of, or relating to, or accruing from any act or omission, error, negligence, strict liability, breach of contract, tort violations of Law, matter or cause whatsoever, from the beginning of time to the Closing; provided, however, that such release shall not cover any claims arising under this Agreement or any Ancillary Document or involving Fraud.

(b)               From and after the Closing, Buyer, on behalf of itself, the Companies and the Company Subsidiaries, and each of its and their Affiliates and Representatives, agrees to release and forever discharge Seller and its Affiliates and Representatives from and against any claims by Buyer or any of its Affiliates, including the Companies and the Company Subsidiaries, seeking to hold any officer, director, partner, manager, or controlling stockholder liable in connection with, or breach of any fiduciary duty relating to, any pre-Closing actions or failures to act (including negligence or gross negligence) by Seller or any of its Affiliates or Representatives in connection with the Companies or the Company Subsidiaries prior to the Closing.

10.17      Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf, DocuSign or similar format) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

10.18      Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

10.19      Legal Representation.

(a)               Each of the parties to this Agreement acknowledges and agrees that Bryan Cave Leighton Paisner LLP (“BCLP”) may have acted as counsel for the Companies and the Sellers and/or their respective Affiliates in connection with this Agreement and the Contemplated Transactions (the “Disposition Engagement”).

(b)               Each of the parties to this Agreement acknowledges and agrees that all confidential communications between the Companies and the Sellers and/or their respective Affiliates, on the one hand, and BCLP, on the other hand, in the course of the Disposition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Sellers and their Affiliates (other than the Companies), and not the Companies, and shall not pass to or be claimed, held, or used by Buyer or the Companies upon or after the Closing. Accordingly, Buyer shall not have access to any such communications, or to the files of BCLP relating to the Disposition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of BCLP in respect of the Disposition Engagement constitute property of the client, only the Sellers and their Affiliates shall hold such property rights, and (ii) BCLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies or Buyer by reason of any attorney-client relationship between BCLP and the Companies or otherwise. Buyer, on behalf of itself and its Affiliates, irrevocably waives any right it may have to discover or obtain information or documentation relating to the Disposition Engagement, to the extent that such information or documentation was subject to an expectation of confidentiality owed by BCLP to the Sellers. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Companies or any of their Affiliates, on the one hand, and a third party other than Sellers or any of their Affiliates, on the other hand, the attorney-client privilege, work product protection or other similar privilege or protection may be asserted by the Companies and/or their respective Affiliates to prevent the disclosure of any such communications or advice to such third party. If and to the extent that, at any time subsequent to Closing, Buyer or any of its Affiliates shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Companies and their Affiliates and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates shall be entitled to waive such privilege only with the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed).

(c)               Each of the Parties acknowledges and agrees that BCLP may have acted as counsel for Sellers, the Companies and/or their respective Affiliates in certain matters prior to the Disposition Engagement and that the Sellers reasonably anticipate that BCLP will continue to represent them or their respective Affiliates (other than Companies) in future matters. Accordingly, Buyer on behalf of itself and its Affiliates, and the Companies, expressly consents to BCLP’s representation of the Sellers and/or their Affiliates in connection with any litigation, claim or obligation arising out of or relating to this Agreement, any Ancillary Document or the Contemplated Transactions and waives any conflict of interest arising therefrom.

(d)               Buyer, on behalf of itself and its Affiliates, and each Company further covenants and agrees that each shall not assert any claim, and that it hereby waives any claim, against BCLP in respect of legal services provided to the Companies by BCLP in connection with the Disposition Engagement.

(e)               Upon and after the Closing, the Companies shall cease to have any attorney-client relationship with BCLP, unless and to the extent BCLP is specifically engaged in writing by either Company to represent such Company after the Closing and such engagement either (i) involves no conflict of interest with respect to the Sellers and/or their Affiliates or (ii) the Sellers and/or their Affiliates, as applicable, consent in writing at the time to such engagement. Any such representation by BCLP after the Closing shall not affect the foregoing provisions hereof.

(f)                Buyer and the Companies consent to the arrangements in this Section 10.19 and agree to take, and to cause their Affiliates to take, all steps necessary to implement the intent of this Section 10.19 and not to take or cause their Affiliates to take positions contrary to the intent of this Section 10.19. Buyer and the Companies further agree that BCLP and its partners and employees are third-party beneficiaries of this Section 10.19.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

BUYER:

SONOCO PLASTICS, INC.

By:	/s/John M. Florence, Jr.
Name: John M. Florence, Jr.
Title: Secretary

SONOCO HOLDINGS, INC.

By:	/s/John M. Florence, Jr.
Name: John M. Florence, Jr.
Title: President and Secretary

COMPANIES:

THERMOFORM ENGINEERED QUALITY LLC

By:	/s/Alyson S. Barclay
Name: Alyson S. Barclay
Title: Manager

PLASTIQUE HOLDINGS LTD.

By:	/s/Alyson S. Barclay
Name: Alyson S. Barclay
Title: Director

SELLERS :

ESCO TECHNOLOGIES HOLDING LLC

By:	/s/Mark A. Dunger
Name: Mark A. Dunger
Title: Vice President

ESCO UK HOLDING COMPANY I LTD.

By:	/s/Alyson S. Barclay
Name: Alyson S. Barclay
Title: Director

Exhibit A

ESCO Technologies Holding LLC (“ETH”) is the sole member and owns 100% of the ownership interest in Thermoform Engineered Quality LLC. ETH’s Purchase Price Interest is One Hundred Forty Two Million US Dollars ($142,000,000) or Seventy-Five and 9/10 Percent (75.9%).

ESCO UK Holding Company I Limited (“EHC”) owns 100% of the shares, or 5,500,001 ordinary shares, of Plastique Holdings Limited. EHC’s Purchase Price Interest is Forty Five Million US Dollars ($45,000,000) or Twenty-Four and 1/10 Percent (24.1%).